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                                                                   EXHIBIT 10.17

                                                       DUNDAS & WILSON

                                                       ANDERSEN LEGAL


HAKAN BORG AND OTHERS

VIRAGEN (EUROPE) LIMITED

AND

VIRAGEN INC.

AGREEMENT FOR THE ACQUISITION OF BIONATIVE AB


DATED 28th SEPTEMBER 2001


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                                TABLE OF CONTENTS

CLAUSE
1     Definitions and interpretation                                         1
2     Sale and purchase of shares                                            7
3     Consideration                                                          7
4     Deferred Consideration                                                 8
5     Spin Off                                                              10
6     Completion                                                            10
7     Completion rights and obligations                                     11
8     Warranties                                                            12
9     Compensation and Limitation of Vendors' Liability                     15
10    Restrictive covenants                                                 18
11    Confidentiality                                                       18
12    Pensions                                                              19
13    Tax covenant                                                          19
14    Announcements                                                         19
15    Further assurance                                                     20
16    Time not of the essence                                               20
17    Notices                                                               20
18    Assignment                                                            22
19    Costs                                                                 22
20    Entire agreement                                                      22
21    Variation                                                             22
22    Survival of provisions                                                23
23    Invalidity                                                            23
24    Waivers                                                               23
25    Counterparts                                                          23
26    Governing law                                                         24
27    Service of process                                                    24

SCHEDULES
1        Vendors' Names, Addresses and Shareholdings
2        The Company
3        The Subsidiaries
4        Completion Documents
5        Warranties
6        Intellectual Property Rights and Software
7        Employees
8        Tax Covenant
9        Properties
10       Purchaser's Warranties

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THIS AGREEMENT is made on 28 September 2001

AMONG:

(1) THE PERSONS whose names and addresses are set out in Schedule 1 (collectively the "VENDORS" and individually a "VENDOR").

(2) VIRAGEN (EUROPE) LIMITED, a company incorporated in the State of Delaware (Internal Revenue Service Employer Identification Number 11-2788282) (the "PURCHASER").

(3) VIRAGEN INC, a company incorporated in the State of Delaware (Internal Revenue Service Employer Identification Number 59-2101668) ("VRA").

RECITALS:

(A) BIONATIVE AB is a private limited company organised and existing under the laws of Sweden (registered number 556253-7877) and having its registered office at (Box 7979) Tvistevagen 48, 907 36 Umea, Sweden (the "COMPANY") details of which are set out in Schedule 2.

(B) The Vendors are the legal and beneficial owners of, with full right to transfer the legal and beneficial title to, the whole of the issued share capital of the Company in the numbers shown opposite their respective names in column 2 of Schedule 1.

(C) The Vendors have agreed to sell and the Purchaser has agreed to purchase the whole of the issued share capital of the Company on the terms and subject to the conditions of this Agreement.

THE PARTIES AGREE as follows:

1        DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires, the following words and phrases have the meanings stated:

         ACCOUNTS                            the audited balance sheet of the Company as
                                             at, and the audited profit and loss account
                                             and income statement of the Company for the
                                             financial period ended on, the Accounts
                                             Date, together with the notes to, and the
                                             auditors' report on, those accounts, the
                                             directors' report and all other documents or
                                             statements annexed to or incorporated in
                                             those accounts

        ACCOUNTS DATE                        31 December 2000


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
        ALFANATIVE                           AlfaNative(TM), the natural human
                                             interferon-alpha which is obtained from the
                                             leukocyte fraction of human blood following
                                             induction with Sendai virus by the Company
                                             and used for treatment of patients with
                                             various indications including hairy cell
                                             leukaemia and chronic myelogenous leukaemia

        AMEX(R)                              the American Stock Exchange, a trading name
                                             of The American Stock Exchange LLC

        BUSINESS                             DAY 9am to 5pm on any day (other than a
                                             Saturday or Sunday) on which clearing banks
                                             are open for the transaction of normal
                                             banking business in the USA and Sweden

        COMPLETION                           completion of the sale and purchase of the
                                             Shares in accordance with Clause 6

        COMPLETION DATE                      the date of this Agreement

        CONFIDENTIAL INFORMATION             all information of a confidential nature
                                             which is used in or in connection with a
                                             Group Company's business, or which otherwise
                                             relates to its business, customers or
                                             financial or other affairs, including,
                                             without limitation, information relating to:


                                             (a)      the manufacturing, sale or
                                                      marketing of products including
                                                      AlfaNative or services including,
                                                      without limitation, customer names
                                                      and lists and other details of
                                                      customers, financial information,
                                                      sales targets, sales statistics,
                                                      market share statistics, prices,
                                                      costs, market research reports and
                                                      surveys, and advertising or other
                                                      promotional materials; or

                                             (b)      future projects, business
                                                      development or planning, commercial
                                                      relationships and negotiations

       CONSIDERATION                         the consideration due for the Shares set out
                                             in Clause 3 and Clause 4

       CONSIDERATION SHARES                  the ordinary shares in the capital of the
                                             Purchaser to be allotted and issued to the
                                             Vendors as Consideration pursuant to Clauses
                                             3 and 4

       DEFERRED CONSIDERATION PAYMENT        the period from the Completion Date up to
       PERIOD                                and including the last date on which
                                             Deferred Consideration Shares are allotted
                                             pursuant to this Agreement

       DEFERRED CONSIDERATION SHARES         all or any of the First Deferred
                                             Consideration Shares, Second Deferred
                                             Consideration Shares, Third Deferred
                                             Consideration Shares and Fourth Deferred
                                             Consideration Shares

       DISCLOSURE LETTER                     the disclosure letter (together with all the
                                             documents attached to it) in the agreed form
                                             from the Vendors to the Purchaser signed and
                                             delivered immediately prior to Completion


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
       EMPLOYEES                             directors, deputy directors, managing
                                             directors and other officers of and certain
                                             senior employees of each Group Company which
                                             notwithstanding the foregoing generality
                                             includes those persons detailed in section A
                                             of Schedule 7

       ENCUMBRANCE                           any encumbrance or security interest
                                             whatsoever including (without limitation)
                                             any charge, mortgage, floating charge,
                                             pledge, hypothecation, assignment in
                                             security, lien, right of pre-emption,
                                             option, right to acquire, conversion right,
                                             third party right, interest and claim, right
                                             of set-off, right of counterclaim, title
                                             retention, conditional sale arrangement and
                                             any other preferential right, agreement or
                                             arrangement having similar effect

       EU                                    the European Union and member states of the
                                             European Union as the case may be

       EVENT                                 the meaning given in the Tax Covenant

       GROUP                                 the Company and the Subsidiaries

       GROUP COMPANY                         the Company or either of the Subsidiaries

       INTELLECTUAL PROPERTY RIGHTS          includes any patent, petty patent,
                                             copyright, database rights, registered
                                             design or other design right, utility model,
                                             trade mark (whether registered or not and
                                             including any rights in get up or trade
                                             dress), brand name, service mark, trade
                                             name, business name (whether registered or
                                             not), internet domain name, and any other
                                             rights in respect of any other intellectual
                                             property, whether registerable or not and
                                             wherever existing in the world and including
                                             all renewals, extensions and revivals and
                                             all rights to apply for any of the foregoing
                                             rights

       KNOW HOW                              all information and techniques existing in
                                             any media, and, whether or not in the public
                                             domain, which are used or required to be
                                             used by the Company and its Subsidiaries in
                                             or in connection with its business including
                                             (without limitation) information relating to
                                             clinical aspects in the use, administration
                                             or treatment, but not limited to, the
                                             manufacture of human leukocyte interferon,
                                             the operation of any process; the
                                             manufacture, design or development of any
                                             products; production techniques; the
                                             provision of any service; the selection and
                                             purchase of any component, part or raw
                                             materials; the construction, repair or
                                             maintenance of any product, plant or
                                             equipment; quality control; testing;
                                             certification and research and development

       LEASE                                 the lease under which the Company or a
                                             Subsidiary holds its interest in each of the
                                             Leasehold Properties as shown in Schedule 9
                                             and any documents supplemental to such lease
                                             whether or not expressed to be so

       LEASEHOLD PROPERTIES                  those properties occupied by the Company or
                                             a Subsidiary on leasehold as set out in
                                             Schedule 9

       LICENCE                               any licence, consent, permit, certificate,
                                             exemption, permission or other approval,
                                             filing of notification or


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
                                             return, report and assessment, registration
                                             or authorisation required for, or in
                                             connection with, any part of the business of
                                             the Company or a Subsidiary (including,
                                             without prejudice to the foregoing
                                             generality, any medical approval relative to
                                             any product and any authorisation from the
                                             Medical Products Agency in Sweden) or their
                                             ownership, use, possession or occupation of
                                             any asset or the Properties

       MANAGEMENT ACCOUNTS                   the unaudited balance sheet of each Group
                                             Company and the unaudited consolidated
                                             balance sheet of the Group as at, and the
                                             unaudited profit and loss account of each
                                             Group Company and the unaudited consolidated
                                             profit and loss account of the Group for the
                                             financial period ended on, the Management
                                             Accounts Date, the notes to, and all other
                                             documents or statements annexed to or
                                             incorporated in, those accounts, translated
                                             into the English language

       MANAGEMENT ACCOUNTS DATE              30 June 2001

       THE MANAGEMENT                        Bo Lemar, Magareta Zimdahl, Asa Berglund,
                                             Jan Sandstrom and Per Grundstrom

       MARKET VALUE                          the closing price of the Purchaser's
                                             common stock as reported on the NASD OTC
                                             bulletin board at the close of business on
                                             the relevant day

       MUTUAL RECOGNITION PROCEDURES         the procedures by which the marketing of
                                             AlfaNative throughout the EU may be
                                             approved.

       NASD                                  National Association of Security Dealers
                                             Inc.

       NASDAQ                                The Nasdaq Stock Market Inc.

       OWNED INTELLECTUAL PROPERTY           all Intellectual Property Rights owned by
       RIGHTS                                the Company and its Subsidiaries and used in
                                             or in connection with the business of the
                                             Company and its Subsidiaries including
                                             (without limitation) those listed in
                                             sections A (Patents) and B (Trademarks) of
                                             Schedule 6 (Intellectual Property Rights and
                                             Software)

       PENSION SCHEME                        the Company's general employee pension
                                             scheme administered by the Swedish Insurance
                                             Company SPP and Hakan Borg's individual
                                             pension scheme, details of which are
                                             attached to the Disclosure Letter

       PRODUCTION FACILITY                   the new production facility owned by the
                                             Company in Umea, Sweden, which is to be
                                             erected and equipped to produce AlfaNative
                                             and related components as necessary

       PROPERTIES                            the properties referred to in Schedule 9and
                                             reference to a Property includes a reference
                                             to each of the individual properties whether
                                             real (in accordance with Swedish law) or
                                             leasehold

       PURCHASER'S DISCLOSURE LETTER         the disclosure letter (together with all the
                                             documents attached to it) in the agreed form
                                             from the Purchaser to the Vendors qualifying
                                             the Purchaser's Warranties and signed and
                                             delivered immediately prior to Completion


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
       PURCHASER'S SOLICITORS                Dundas & Wilson, C.S. of 191 West George Street, Glasgow, G2 2LD

       PURCHASER'S WARRANTIES                the representations, warranties and
                                             undertakings contained in Schedule 100

       RESTRICTIVE COVENANT                  a restrictive covenant in the agreed form
                                             granted by each of the Vendors to the
                                             Purchaser

       SCIENCE ADVISORY BOARD                a board of scientific experts to be
                                             appointed by the board of directors of the
                                             Purchaser to advise that board on, inter
                                             alia, all scientific, clinical, production
                                             and regulatory matters

       SEK                                   Swedish Krona, the legal tender of Sweden

       SHARES                                the 20,000 ordinary shares of SEK 100_ each
                                             in the capital of the Company comprising the
                                             whole of the issued share capital of the
                                             Company

       SPIN-OFF                              the allotment and issue of stock in the
                                             Purchaser to the stockholders of VRA
                                             pursuant to Clause 5

       SUBSIDIARIES                          the subsidiaries and subsidiary undertaking
                                             of the Company details of which are set out
                                             in Schedule 3 and references to a SUBSIDIARY
                                             include a reference to each of the
                                             individual subsidiaries and subsidiary
                                             undertakings

       TAX                                   any and all national, departmental and local
                                             taxes and duties (including, but not limited
                                             to, corporation tax, value added tax,
                                             business tax, registration tax, land tax and
                                             customs duties) and all social and
                                             parafiscal charges

       TAX COVENANT                          the tax covenant contained in Schedule 8

       TAX LIABILITY                         the meaning given in the Tax Covenant

       TAXATION AUTHORITY                    the meaning given in the Tax Covenant

       USA                                   the United States of America

       USD$                                  US Dollars, the legal tender of USA

       VAT                                   sales or value added tax

       VENDORS' SOLICITORS                   Mannheimer Swartling Advokatbyra AB, Box
                                             1711, SE-111 87 Stockholm, Sweden

       WARRANTIES                            the representations, warranties and
                                             undertakings contained in Schedule 5 and
                                             references to a WARRANTY are to be construed
                                             accordingly.

1.2      In this Agreement, unless the context otherwise requires:

         1.2.1 references to any document being in the "AGREED FORM" mean that document in the form agreed and, for the purposes of identification only, signed or initialled by or on behalf of the Vendors and the Purchaser;


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         1.2.2    references to any statute or statutory provision include a reference to:

                  (a) subordinate legislation made from time to time pursuant to that statute or statutory provision (whether before or after the date of this Agreement); and

                  (b) that statute or statutory provision as amended, extended, consolidated and/or re-enacted from time to time (whether before or after the date of this Agreement);

         1.2.3 words denoting one gender include all other genders and words denoting the singular include the plural and vice versa;

         1.2.4 references to a person include individuals, bodies corporate, unincorporated associations, partnerships, joint ventures, and government departments or agencies, and references to any of the same include the others;

         1.2.5 references to a company include any company or other body corporate, wherever incorporated or established;

         1.2.6 subject to Clause 18 (Assignment), references to the parties include their respective successors and permitted assignees or transferees: and

         1.2.7 a person is deemed to be connected with another if that person is so connected within the meaning of section 839 of the Taxes Act.

1.3 References to Clauses or Schedules are to clauses of, or schedules to, this Agreement.

1.4 The Schedules forms an integral part of this Agreement and references to this Agreement include the Schedules to this Agreement.

1.5 The headings to the Clauses are for convenience only and do not affect the construction or interpretation of this Agreement.

1.6 Any statement which refers to the knowledge, information, belief or awareness of the Vendors or any similar expression is deemed to include an additional statement that it has been made after due and careful consideration. and after having made full enquiry of all persons having knowledge of the relevant matters, and the knowledge, information, belief and awareness of the Vendors is deemed to include the knowledge, information, belief and awareness of such persons.

1.7 The ejusdem generis rule of construction does not apply to this Agreement and accordingly the meaning of general words is not to be restricted by any particular examples preceding or following those general words.


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1.8      A person who is not a party to this Agreement is not entitled to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 except where this Agreement expressly provides that such a person is entitled to enforce any of its terms under that Act.

1.9 References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England, including for the avoidance of doubt Sweden, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

2        SALE AND PURCHASE OF SHARES

2.1 Each Vendor agrees to sell with full title guarantee the number of Shares shown opposite his name in column 2 of Schedule 1 and the Purchaser agrees to purchase the Shares and each right attaching to the Shares at or after the date of this Agreement, including the right to receive all dividend, if any, distributed after Completion, in particular all dividends, if any, relating to the financial year as of Completion, free of all Encumbrances.

2.2 Sections 6(1) and 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 do not apply to this Agreement.

2.3 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

2.4 Each Vendor irrevocably waives and undertakes to procure the waiver of all rights of pre-emption and all other restrictions whatsoever on transfer over or in respect of the Shares or any of them to which he, she or any other person may be entitled under the articles of association of the Company or otherwise.

3        CONSIDERATION

3.1 The initial consideration for the purchase of the Shares by the Purchaser shall be the allotment and issue, credited as fully paid of such number of ordinary shares as at the Completion Date equate to 5% of the issued share capital of the Purchaser (on a fully diluted basis at the Completion Date which, for the avoidance of doubt, shall be inclusive of the maximum number of Consideration Shares which may be allotted pursuant to this Agreement) being 2,933,190 shares. Such consideration the ("Initial Consideration Shares") shall be issued by the Purchaser to the Vendors at Completion in the manner set out in Clause 6.7 (Completion).

3.2 The Consideration, and the Deferred Consideration if any, to be issued pursuant to Clause 4, shall be apportioned and divided rateably between the Vendors (or their beneficiaries) in the proportions shown opposite their respective names in column 3 of Schedule 1.


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4        DEFERRED CONSIDERATION

4.1 At Completion or within 30 Business Days, whichever is the earlier event, of the Purchaser receiving evidence to its satisfaction that the Medical Products Agency in Sweden has issued a re-registration certificate ("the Re-registration Certificate") in respect of AlfaNative, the Purchaser will allot and issue to the Vendors (or their beneficiaries), credited as fully paid, such number of ordinary shares in the capital of the Purchaser which cumulatively equate to 10% of the issued share capital of the Purchaser on a fully diluted basis at the Completion Date (which for the avoidance of doubt shall be inclusive of the maximum number of Consideration Shares which may be allotted pursuant to this Agreement) being 5,866,380 shares (such shares hereinafter referred to as the "First Deferred Consideration Shares").

4.2 At Completion or within 30 Business Days, wherever is the earlier event, of the Purchaser receiving evidence to its satisfaction that the Re-registration Certificate includes indications of a second line treatment for any disease, the Purchaser will allot and issue to the Vendors (or their beneficiaries), credited as fully paid, such number of ordinary shares in the capital of the Purchaser which cumulatively equate to 5% of the issued share capital of the Purchaser, on a fully diluted basis, at the Completion Date (which for the avoidance of doubt shall be inclusive of the maximum number of Consideration Shares which may be allotted pursuant to this Agreement ) being 2,933,190 shares (such shares hereinafter referred to as "Second Deferred Consideration Shares").

4.3 At Completion, or within 30 Business Days, whichever is the earlier event of the Purchaser receiving notification to its satisfaction, that the Mutual Recognition Procedures application has received the approval of the requisite national and EU regulatory authority for the use, sale and marketing of AlphaNative in certain countries which must include Germany, the Purchaser will allot and issue to the Vendors (or their beneficiaries), credited as fully paid, such number of ordinary shares in the capital of the Purchaser as cumulatively equate to 15% of the issued share capital of the Purchaser on a fully diluted basis, at the Completion Date (which for the avoidance of doubt shall be inclusive of the maximum number of Consideration Shares which may be allotted pursuant to this Agreement ) being 8,799,570 shares (such shares hereinafter referred to as the "Third Deferred Consideration Shares").

4.4 At Completion, or within 30 Business Days of the earlier of the Purchaser receiving notification to its satisfaction, that:

         4.4.1 AlphaNative has been approved by the relevant and requisite regulatory bodies in the EU for the treatment of melanoma; or

         4.4.2 AlphaNative has been approved by relevant and requisite regulatory bodies of for sale and use in the USA;


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         The Purchaser shall allot and issue, credited as fully paid, to the
         Vendors (or their beneficiaries) such number of shares as cumulatively equate to 5% of the issued share capital of the Purchaser on a fully diluted basis, as at the Completion Date (which for the avoidance of doubt shall be inclusive of the maximum number of Consideration Shares which may be allotted pursuant to this Agreement) being 2,933,190 shares (such shares hereinafter referred to as the "Fourth Deferred Consideration Shares").

4.5 For the avoidance of doubt, the aggregate total of the Initial Consideration Shares and the Deferred Consideration Shares shall in no circumstances exceed 40% of the issued share capital of the Purchaser on a fully diluted basis at the Completion Date being a maximum of 23,465,520 shares.

4.6 The shares of the Purchaser to be issued to the Vendors have been or will have been duly authorised by all necessary corporate and shareholder actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

4.7 The shares of the Purchaser to be issued to the Vendors have not been registered under the U.S. Securities Act of 1933 and may not be resold in the USA unless these shares have been registered under that Act or an exemption from registration is available. The Vendors represent and warrant that they are acquiring these shares of the Purchaser for their own account, for investment and not with a view to the sale or distribution of these shares in the USA unless registered or exempt. Each certificate evidencing the shares of the Purchaser to be issued to the Vendors will have an appropriate legend included on the certificate with this restriction.

4.8 Subject to any regulatory constraints and the Purchaser's right to withhold registration of any of the Consideration Shares in circumstances where a warranty claim has arisen in terms of this Agreement, the Purchaser shall procure that, at the cost and expense of the Purchaser, all necessary measures are taken to ensure that the Consideration Shares may be resold by the Vendors. Such measures include, inter alia, registration of the shares under the U.S. Securities Act of 1933 which the Purchaser shall file within 90 Business Days of the date of their allotment and issue to the Vendors.

4.9 The obligation of the Purchaser to allot and issue to the Vendors (or their beneficiaries) any Deferred Consideration Shares shall terminate on the tenth anniversary of the Completion Date and be of no further force or effect.

4.10 The obligation of the Purchaser to allot and issue to any Vendor (or his or its beneficiary) any Deferred Consideration Shares shall terminate and be of no further force or effect in the event of any breach of any of the terms of the Restrictive Covenant granted by that Vendor, subject to the terms of that Restrictive Covenant.


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5        SPIN OFF

5.1 It is the firm intention of VRA's board of directors to declare a distribution or Spin-Off of all of the Purchaser's shares held by VRA on a pro-rata basis to its shareholders of record and others who may be entitled to such distribution ("STOCKHOLDERS OF RECORD").

5.2 VRA's board of directors intends to declare the Spin-Off at the earlier of:-

         5.2.1 the date VRA's board considers the Purchaser, including the Company, financially capable of maintaining its own operations through revenues or independent equity transactions; and

         5.2.2 when the Purchaser's common stock meets the minimum listing criteria of either the Amex(R) or NASDAQ as the VRA board may determine.

5.3 During the period commencing on the Completion Date through to the effective date of the Spin-Off, VRA undertakes to continue to fund operations of the Purchaser, including those of the Company.

5.4 Subsequent to VRA's board of directors declaring the Spin-Off, VRA shall file with the NASD an application notice of the spin-off and issue a press release containing the basic details of the Spin-Off. VRA shall thereafter obtain all necessary permissions and consents of the regulatory authorities and its stockholders to the transactions envisioned by this Agreement. Upon receipt of the requisite approvals and completion of the filings with the relevant regulatory bodies, VRA shall distribute to its Stockholders of Record as of the record date for the Spin-Off, the stock held by it in the Purchaser.

6        COMPLETION

6.1 Completion shall take place at the offices of the Vendors' Solicitors on the Completion Date or such other later date as may be agreed in writing, when all of the business referred to in Clauses 6.2 to 6.7 shall take place.

6.2 At Completion the Vendors shall deliver or make available to the Purchaser each of the items set out in Schedule 4 (Completion Documents).

6.3 At Completion the Vendors shall procure that a board meeting of the Company is held (at which the chairman of such meeting signs the board minutes of that meeting in the agreed form) at which the directors:

         6.3.1 approve for registration the transfers of the Shares to the Purchaser and the entry of the transferee in the register of shareholders of the Company;


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         6.3.2    revoke all existing mandates for the operation of the bank accounts of the Company and issue new mandates giving authority to those persons nominated by the Purchaser;

         6.3.3 convene an extraordinary general meeting of the Company pursuant to Clause 6.5.2;

6.4 As from Completion, the Vendors undertake to enter into and issue to the Purchaser or its nominee all necessary powers of attorney in the agreed form and such other documents requested by the Purchaser to represent the Company and each of its Subsidiaries until the new board of directors has been registered.

6.5      At Completion:-

         6.5.1 the Vendors shall procure that a board meeting of each Subsidiary is held at which the directors revoke all existing mandates for the operation of the Subsidiary's bank accounts and issue new mandates giving authority to those persons nominated by the Purchaser and at which the chairman of such meeting signs the board minutes of that meeting in the agreed form; and

         6.5.2 the Purchaser will convene an extraordinary shareholders' meeting of each Group Company at which a new board of directors of each Group Company will be appointed by the Purchaser.

6.6 The Purchaser shall procure that any retiring board members and deputies as well as the managing directors of each of the Group Companies shall be discharged from liability at the respective ordinary general shareholders' meeting following Completion, provided that the statutory auditor(s) of the respective Group Company shall so recommend.

6.7 Upon completion of the matters referred to in Clauses 6.2 to 6.5 (inclusive) the Purchaser shall:

         6.7.1 deliver to the Vendors' Solicitors a copy, certified to be a true copy by a director or secretary of the Purchaser, of a resolution of the Purchaser's board of directors (or an authorised committee of that board) authorising the execution and completion of this Agreement; and

         6.7.2    allot and issue to the Vendors, the requisite Consideration
                  Shares.

7        COMPLETION RIGHTS AND OBLIGATIONS

7.1      The Purchaser undertakes and agrees that following Completion:

         7.1.1 it shall provide adequate sums to design, build and equip a new Production Facility, subject to the Purchaser having the sole right to prior approve all designs and costs and providing that the Purchaser shall be under no obligation to contribute more than the lesser of between USD$2,500,000 and USD$3,000,000 (being the current estimate of the costs of the works) and the amount certified by a quantity surveyor employed by the Purchaser to provide a definitive estimate of the costs involved, it being the firm intention of the Purchaser to commence construction of such Production Facility within 6 calendar months of Completion.

         7.1.2 it shall procure the Company changes its name to "ViraNative" or such other name not incorporating the name "BioNative" as may be available;

         7.1.3 it shall continue, subject to modification, and so far as commercially viable or desirable, existing agreements between the Group and members of the group of companies of which VRA is the holding company;

         7.1.4 it shall abide by and comply with the terms of the agreement between the Company, Hugo Thelin and Immunsystem AB in respect of the Company's shareholding in ImmunoNative AB.

7.2 As from the Completion Date, the Vendors shall cumulatively be entitled to appoint:

         7.2.1 two directors to become members of the board of directors of the Purchaser; and

         7.2.2    two members to the Purchaser's Science Advisory Board

         7.2.3 As from the Completion Date, the Vendors shall exercise their respective best efforts to procure that members of Management shall enter into service agreements with the Company in a form approved by the Purchaser.

8        WARRANTIES

8.1 The Vendors severally represent, warrant and undertake to and covenant with the Purchaser that at the Completion Date:-

         8.1.1 each Vendor is the sole legal and beneficial owner of the number of Shares shown opposite his or her name in column 2 of
                  Schedule 1 and has the full power, right and authority to enter into and perform this Agreement and to transfer with full title guarantee the legal and beneficial ownership of such number of Shares to the Purchaser on the terms of this Agreement without the consent of any third party;

         8.1.2 the Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid or credited as fully paid;

         8.1.3 there is no Encumbrance on, over or relating to any of the Shares and, other than this Agreement, there is no agreement or arrangement to give or create any such Encumbrance and no person has or has claimed the right to an Encumbrance on, over or relating to any of the Shares or otherwise has or has claimed the right to call for the allotment, issue or transfer of any shares, debentures or other securities in the capital of the Company or any Subsidiary whether exercisable now or in the future and whether or not contingent;

         8.1.4 the information contained in the Schedules is true and accurate and not misleading and the Subsidiaries are the only subsidiaries of the Company;

         8.1.5 save as fully, fairly and specifically disclosed in the Disclosure Letter, the contents of this Agreement (and in particular (without limitation) each Warranty and provision of this Clause 8.1) and the Disclosure Letter are true, complete and accurate in all material respects and not misleading in any respect at the date of this Agreement, and except in respect of any matter or thing expressly done or omitted to be done prior to Completion at the written request or with the prior written consent of the Purchaser that each Warranty and the provisions of this Clause, will be true, complete and accurate in all respects and not misleading in any respect at Completion by reference to the facts and circumstances then existing and, for such purposes, references to the "date of this Agreement" shall be construed as references to the "Completion Date".

8.2 Each Vendor acknowledges that the Purchaser is entering into this Agreement in reliance upon the Warranties and the provisions of Clause
         8.1 and may treat them as conditions of the Agreement. Each Vendor further acknowledges he has also given the Warranties and provisions of Clause 8.1 as representations with the intention of inducing the Purchaser to enter into this Agreement and that the Purchaser has been induced to enter into this Agreement on the basis of and in full reliance upon them.

8.3 Save as fully, fairly and specifically disclosed in the Disclosure Letter or as provided in Clause 9.6, no information of which the Purchaser has actual, constructive or imputed knowledge shall prejudice any claim that the Purchaser may make, or the amount of damages that the Purchaser may recover, for breach of any of the Warranties or of Clause 8.1.

8.4 Each of the Warranties and each of the provisions of Clause 8.1 shall be construed as a separate and independent representation, warranty and undertaking such that the Purchaser shall have a separate claim and right of action for every breach of each such representation, warranty and undertaking.

8.5 Save as is necessary to give effect to the express terms of this Agreement, the Vendors shall not, and shall procure that in so far as they are able, no Group Company shall do, allow or procure before Completion anything which is, or might constitute, or result in, a breach of any of the Warranties or provisions of Clause 8.1 as given on exchange and immediately prior to Completion.

8.6 None of the information supplied by or on behalf of a Group Company, its agents or advisers or an Employee to one or more of the Vendors or to his or their agents or advisers in connection with the Warranties, Clause 8.1, the Disclosure Letter and/or the business and affairs of a Group Company constitutes a representation, warranty or undertaking as to its accuracy by a Group Company or an Employee to any of the Vendors, and each Vendor waives each and every claim against each Group Company and/or each Employee which he might otherwise have in respect of such information.

8.7 Each Vendor undertakes to notify the Purchaser before and after Completion immediately of any event, circumstance or thing which arises or comes to his knowledge which is or may be inconsistent with any of the Warranties or the provisions of Clause 8.1 or the Disclosure Letter, or which is or may constitute a breach of any of the Warranties or the provisions of Clause 8.1, or which may give rise to a claim under the Tax Covenant, or which may be material to be known by a purchaser for value of the Shares.

8.8 Without prejudice to the Purchaser's rights or remedies to claim damages pursuant to this Agreement including, without prejudice to the foregoing generality, in the event of any alleged fraud, gross negligence or fraudulent misrepresentation, if the Purchaser proceeds to Completion and there is a breach of any of the Warranties or provisions of Clause 8.1 or if any of the Warranties or provisions of Clause 8.1 is untrue, incomplete or inaccurate or misleading, and:

         8.8.1 the value of any asset (including one warranted to exist but not in fact existing) of a Group Company is less or becomes less than the value would have been had the breach not occurred or had the Warranty or provision been true, complete or accurate or not misleading; or

         8.8.2 the Purchaser or a Group Company incurs or becomes subject to a liability or an increase in any liability which it would not have incurred or been subject to had the breach not occurred or had the Warranty or provision been true, complete or accurate or not misleading; or

         8.8.3 the profits of a Group Company are less, or its losses are greater, than would have been the case had the breach not occurred or had the Warranty or provision been true, complete or accurate or not misleading, then the Purchaser shall be relieved of its obligations in terms of this Agreement to allot and issue the Consideration Share and shall be entitled to withhold registration of any unregistered Consideration Shares with the US Securities and Exchange Commission until such time as any claim for breach of any Warranty or indemnity in terms of this Agreement has been satisfied in full and the Vendors shall compensate the Purchase (for itself and as trustee for each Group Company and each other member of the Purchaser's group) in accordance with this Agreement on demand by an amount equal to (as the Purchaser elects):

         8.8.4 the reduction in value of the asset or the liability or increased liability incurred by the Group Company (as the case may be); or

         8.8.5    the reduction in the value of the Shares thereby caused; or

         8.8.6 the amount by which the Group Company's profits are less or its losses are greater (as the case may be).

8.9 Each Vendor shall be entitled to satisfy its obligations in respect of a breach of warranty to the Purchaser in whole or in part by transferring to the Purchaser or VRA (as the Purchaser may direct) the allotted but unsold Consideration Shares received by it.

8.10 The Purchaser represents, warrants and undertakes that save as disclosed in the Purchaser's Disclosure Letter the Purchaser's Warranties are at the date of this Agreement and at the Completion Date true, complete and accurate in all material respects.

9        COMPENSATION AND LIMITATION OF VENDORS' LIABILITY

9.1 This Clause 9 shall operate to limit the liability of the Vendors in respect of any claim by the Purchaser for any misrepresentation or breach of the Vendors' representations and warranties, but excluding those warranties in respect of Tax contained in paragraph 20 of
         Schedule 5, and notwithstanding any other provision of this Agreement, shall not operate to limit or exclude any breach as a result of fraud, gross negligence or fraudulent misrepresentation on the part of all or any of the Vendors. The Purchaser's sole remedy in the event of any misrepresentation or breach of warranty shall be as provided in this Agreement. The representations and warranties are given to the Purchaser and VRA only.

9.2 For the avoidance of doubt, notwithstanding any other provision in this Agreement to the contrary (other than (a) any liability for alleged fraud, gross negligence or fraudulent misrepresentation or (b) any liability pursuant to the Tax Warranties and the Tax Covenant), no individual Vendor shall be obligated to compensate the Purchaser for losses resulting from any misrepresentation or breach of any warranty made by the Vendors under this Agreement in an amount greater than the cumulative total of the value of that Vendor's holding of Consideration Shares (valued in terms of Clause 9.2.2) plus the net proceeds of sale (subject to any subsequent tax credit available) received by the Vendor in respect of any Consideration Shares issued to that Vendor under this Agreement and which have been sold or transferred and the relevant date. With respect to each individual Vendor (other than Skanditek Industriforvaltning AB and Syngenta Seeds AB), compensation shall be calculated after deduction of any tax liability incurred by that Vendor as a direct result of that Vendor satisfying his obligations in respect of a breach of warranty to the Purchaser pursuant to Clause 8.9, provided that:-

9.2.2 the total value of that Vendor's holding of Consideration Shares shall be calculated on the basis of a Market Value being the average Market Value in the 4 weeks immediately preceding the date of the Purchaser's claim;

9.2.3 that Vendor has exercised his best efforts to minimise his tax liability (including, without prejudice to the foregoing generality, by utilising any losses or reliefs available to that Vendor); and

9.2.4 that Vendor has exhibited to the Purchaser's satisfaction evidence of that Vendor's tax liability as aforesaid.

9.3 For the avoidance of any doubts, it is explicitly agreed that with the exception of any liability of the Vendors under the Tax Warranties and the Tax Covenant each party shall bear any liability for any tax that may directly or indirectly be levied on it in connection with the transaction contemplated by this Agreement.

9.4 The Purchaser shall not be entitled to bring any claim against the Vendors for any misrepresentation or breach of any warranties under this Agreement (with the exception of any claim under the Tax Covenant) unless a notice in writing of any such claim has been given by the Purchaser to each Vendor as soon as reasonably practicable but in no event later than 45 days after the date when the Purchaser becomes aware of any circumstance giving rise to a claim. The written notice shall be accompanied by reasonable particulars thereof specifying the nature of the misrepresentation or breach giving rise to the claim and, so far as practicable, the amount claimed in respect thereof.

9.5 The Vendors undertake to notify the Purchaser in writing as soon as practicable in respect of any matter which may give rise to a breach of warranty hereunder.

9.6 The Purchaser's right to claim for misrepresentation or breach of warranties (with the exception of those related to Tax) shall be made prior to the expiry of the 24 month period immediately following the Completion Date and in relation to warranties in respect of Tax shall be made prior to the expiry of the (84) month period immediately following the Completion Date, on which dates the Vendors liability hereunder shall expire. For the avoidance of doubt, a claim which has been notified to the Vendors whether contingent or otherwise shall remain valid and enforceable notwithstanding expiry of the foregoing time periods

         The Purchaser shall not be entitled to make claims for misrepresentation or breach of warranties if the Purchaser or its advisers prior to or on the date of this Agreement had knowledge of the misrepresentations or breach.

9.7 Upon the Purchaser becoming aware of any third party claim, action or demand or matter likely to give rise to any of these in respect of the warranties under this Agreement for which the

         Vendors may be liable, the Purchaser shall, or shall procure that the relevant Group Companies shall:

         9.7.1 as soon as reasonably practicable give written notice thereof to each of the Vendors;

         9.7.2 meet with the Vendors and attempt to agree a course of action, it being agreed by all parties that this shall however be determined at the sole discretion of the Purchaser and in the event of any disagreement the decision of the Purchaser shall prevail.

9.8 The Purchaser shall not be entitled to recover more than once in respect of any individual breach of the warranties under this Agreement.

9.9 The Vendors shall be reimbursed by the Purchaser in respect of any sums paid to the Purchaser in respect of any successful claim against them for a misrepresentation or breach of warranty under this Agreement, but only to the extent and for the amount that the individual claim has been or is made good or is otherwise compensated whether by insurance or otherwise.

9.10 In addition to what is otherwise expressed in this Agreement, no claim for any misrepresentation or breach of any warranty under this Agreement shall be brought by the Purchaser against the Vendors:

(i) if and to the extent that any such claim occurs as a result of any legislation not in force at the date hereof, or which takes effect retrospectively, or occurs as a result of any increase in the rate of tax in force at the date hereof or any change in the practice of the relevant tax authorities;

(ii) if and to the extent that any such claim occurs as a result of any act, omission or transaction carried out at the request of or with the express written consent of the Purchaser before the Completion Date but excluding any act, omission or transaction undertaken to mitigate loss, remedy or prevent any matter which may or did give rise to any liability on the part of the Group or a misrepresentation or breach of warranty; and

(iii) if and to the extent that any such claim would not have arisen but for an act, omission or transaction carried out by the Purchaser, or persons deriving title from the Purchaser or the Group Companies after the Completion Date but excluding any act, omission or transaction undertaken to mitigate loss, remedy or prevent any matter which may or did give rise to any liability on the part of the Group or any misrepresentation or breach of warranty.

9.11 No matter shall be the subject of a claim for any misrepresentation or breach of warranties under this Agreement to the extent that allowance, provision or reserve (whether of a specific or of a general nature) has specifically been made for such matter, in the Accounts or Management Accounts.

9.12 Irrespective of what is stated elsewhere in this Agreement, any actual or potential liability of the Vendors arising from this Agreement shall be apportioned according to received Consideration and shall thus not be joint and several.

10       RESTRICTIVE COVENANTS

         To protect the Purchaser's investment in the Company and the Company's Intellectual Property Rights and the goodwill attached to the business of the Company each Vendor shall execute and deliver to the Purchaser at Completion a Restrictive Covenant.

11       CONFIDENTIALITY

11.1 Subject to Clause 11.3 and Clause 14 (Announcements), each of the Vendors and the Purchaser shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

         11.1.1 the negotiations relating to this Agreement or any document referred to in this Agreement; or

         11.1.2 the provisions or subject matter of this Agreement or any document referred to in this Agreement; or

         11.1.3 in the case of the Vendors, the Purchaser or any member of the Purchaser's group, and in the case of the Purchaser, each of the Vendors and the business carried on by all or any of them.

11.2 Subject to Clause 11.3 and Clause 14 (Announcements), the Vendors shall before and after Completion:

         11.2.1   not make use of nor disclose to any person any Know How;

         11.2.2 not make use of nor disclose to any person any Confidential Information;

         11.2.3 take all reasonable steps to prevent the use and/or disclosure of Know How and Confidential Information.

11.3 Any of the Vendors or the Purchaser may disclose information which would otherwise be confidential if and to the extent:

         11.3.1 required by the law of any relevant jurisdiction or for the purposes of any judicial proceedings; or

         11.3.2 required by any recognised investment exchange or by any regulatory or governmental body, including but not limited to the US Securities and Exchange Commission, to which either party is subject or submits; or

         11.3.3 the information is disclosed on a strictly confidential basis to that party's professional advisers, auditors or bankers for the purpose of advising that party in connection with this Agreement provided that such disclosure is subject to the terms set out in Clauses 11.2.1, 11.2.2 and 11.2.3; or

         11.3.4 the information is disclosed to that party's directors, officers or employees or members of that party's group or to an Employee whose function requires that such information is disclosed to him provided that in each case such disclosure is subject to the terms set out in Clauses 11.2.1, 11.2.2 and 11.2.3; or

         11.3.5 the information has come into the public domain otherwise than through a fault of that party; or

         11.3.6 the other party has given prior written consent to the disclosure; or

         11.3.7 required to enable that party to enforce its rights or remedies under this Agreement,

         provided that any such information disclosed pursuant to Clauses 11.3.1 and 11.3.2 shall be disclosed only after consultation (where practicable) with the other party.

12       PENSIONS

         Clause 19 of the Warranties apply in relation to Pensions.

13       TAX COVENANT

         The Warranties and the provisions of Schedule 8 (Tax Covenant) apply in relation to Tax.

14       ANNOUNCEMENTS

14.1 Subject to Clause 14.2, neither the Vendors nor the Purchaser shall make or issue at any time (whether before or after Completion) any announcement, circular or other publicity relating to any matter referred to in this Agreement without the other party's prior written approval to the form and content of such announcement, such approval not to be unreasonably withheld or delayed.

14.2 Clause 14.1 does not apply to any announcement, circular or other publicity:

         14.2.1 required to be made by VRA or the Purchaser by the law of any relevant jurisdiction or by the rules or regulations of any recognised investment exchange or of any regulatory or governmental body including, but not limited to the US Securities and Exchange Commission, to which either party is subject or submits; or

         14.2.2 which is in the agreed terms made or sent by or on behalf of the Purchaser after Completion advising employees, customers, suppliers or agents of each Group Company of the change in control of the Group.

15       FURTHER ASSURANCE

15.1 At all times (whether before or after Completion) each Vendor shall (at his or her own cost and expense) do or procure to be done all reasonable acts and things and/or execute or procure the execution of all documents reasonably required of him by the Purchaser which are necessary to vest in the Purchaser or its nominee(s) the Shares and to give the Purchaser the full benefit of the provisions of this Agreement.

15.2 At all times (whether before or after Completion) the Purchaser shall (at its own cost and expense) do or procure to be done all reasonable acts and things and/or execute or procure the execution of all documents reasonably required of it by the Vendors which are necessary to vest in the Vendors or their nominee(s) the Consideration Shares and to give the Vendors the full benefit of the provisions of this Agreement.

15.3 At all times (whether before or after Completion) each Vendor shall (at his or her own cost and expense) provide or procure to be provided to the Purchaser and its representatives, agents and advisers all such information relating to the business, assets, liabilities, affairs and records of the Company and its Subsidiaries as he or she may have in his or her possession or under his or her control as the Purchaser or its representatives, agents or advisers may from time to time reasonably require and, for this purpose, shall give the Purchaser and its representatives, agents and advisers full access to, and permit them to copy, all such information.

16       TIME NOT OF THE ESSENCE

         Time is not of the essence of this Agreement but following failure by any party to comply with any provision of this Agreement time may be made of the essence by any other party giving to the party in default two Business Day's notice to that effect.

17       NOTICES

17.1 Any notice or other communication (a "NOTICE") given under, or in connection with, this Agreement shall be in writing, signed by a person duly authorised by the sending party and shall be addressed to the party to which the notice is to be sent, as set out below:

         17.1.1 for notices to a Vendor, to the address given for that Vendor in Schedule 1 or at such other address or facsimile number as he or she may from time to time have notified to the other parties in accordance with this Clause; and

         17.1.2 for notices to the Purchaser shall be sent to both the Purchaser and the Purchaser's Solicitors at the undernoted addresses

                  Viragen (Europe) Limited
                  Address:                     FAO: Dennis W. Healey
                                               Viragen (Europe) Limited
                                               865 SW 78th Avenue-
                                               Suite 100 Plantation
                                               FL33324
                                               USA
                  Facsimile No:                001 954 233 1416
                  Dundas & Wilson
                  Address:                     FAO: Eric R. Galbraith
                                               Dundas & Wilson
                                               191 West George Street
                                               Glasgow
                                               G2 2LD
                                               United Kingdom

                  Facsimile No:                +44 141 222 2201

17.2 Notices may be delivered personally or sent by first class pre-paid recorded delivery or registered if sent in the UK to another address in the UK post (or by air mail if to or from an address outside the United Kingdom) or by facsimile to the party to be served at its address set out in this Agreement or at such other address or facsimile number notified from time to time by that party by written notice to the other parties.

17.3 In the absence of evidence of earlier receipt, and subject to Clause 17.5, a notice shall be deemed to have been served:

         17.3.1 if delivered personally, when left at the address of the relevant party;

         17.3.2 if sent by first class post, two Business Days after posting it or, if sent by air mail, five Business Days after posting it; and

         17.3.3 if sent by facsimile, upon receipt of a confirmation of full transmission slip (subject to such notice also being posted on the same day in the manner specified in Clause 17.1).

17.4 Any notice given to two or more of the Vendors shall be deemed to be given to each of the Vendors.

17.5 If a notice or communication is given or deemed to have been given on a non-Business Day it shall be deemed to have been served on the next Business Day.

18       ASSIGNMENT

18.1 None of the Vendors shall assign or transfer, or purport to assign or transfer, any of their rights or obligations arising under this Agreement without the prior written consent of the other Vendors and of the Purchaser (such consent not to be unreasonably withheld or delayed).

18.2 Subject to Clause 18.3, the Purchaser shall not assign or transfer, or purport to assign or transfer, any of its rights or obligations arising under this Agreement without the prior written consent of the Vendors (such consent not to be unreasonably withheld or delayed).

18.3 The Purchaser may at any time assign or transfer all or any part of its rights arising under this Agreement to any other company which is for the time being a member of the same group of companies as the Purchaser on terms that if any such assignee ceases to be a member of that group then such rights shall be assigned or transferred to the Purchaser or a continuing member of the Purchaser's group, the Purchaser shall procure that any such assignee shall comply with all obligations of the Purchaser in terms of this Agreement.

19       COSTS

         The Vendors and the Purchaser shall each pay their own costs, charges and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement.

20       ENTIRE AGREEMENT

         This Agreement (together with the documents referred to in it or executed at Completion) and the Confidentiality Agreement between the parties constitute the entire agreement and understanding between the parties with respect to its subject matter and replace and supersede all prior oral and written agreements, understandings, representations and correspondence regarding such subject matter.

21       VARIATION

         No variation of this Agreement or any of the documents in the agreed form shall be effective unless made in writing and signed by or on behalf of each of the Vendors and the Purchaser.

22       SURVIVAL OF PROVISIONS

         Notwithstanding Completion, the provisions of this Agreement (and in particular, without limitation, Clause 11 (Confidentiality) the Warranties and the Tax Covenant) shall, to the extent that they remain to be performed or are capable of subsisting, remain in full force and effect and shall be binding on, and enforceable by, each of the Vendors and the Purchaser or their respective successors.

23       INVALIDITY

23.1 If a provision of this Agreement is held to be illegal, invalid or unenforceable such provision shall, to that extent, be shall be modified in order to render it legal, valid and enforceable and, if that is not possible, such provision shall to that extent be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

23.2 If a liability of one or some but not all of the Vendors is or becomes illegal, invalid or unenforceable in any respect that shall not affect the liabilities of the other Vendors under or pursuant to this Agreement.

24       WAIVERS

24.1 No failure to exercise, and no delay in exercising, any right or remedy in connection with this Agreement shall operate as a waiver of that right or remedy. No single or partial exercise of any right or remedy under this Agreement shall preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy. A waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

24.2 Notwithstanding any rule of law or equity to the contrary, a release, waiver or compromise or other arrangement or indulgence which the Purchaser agrees to or effects in relation to one of the Vendors under or in connection with this Agreement shall not affect the Purchaser's rights or remedies as regards any of the other Vendors.

25       COUNTERPARTS

         This Agreement may be entered into in any number of counterparts and by the each of the Vendors and the Purchaser on separate counterparts, but shall not be effective until each such party has executed and delivered at least one counterpart. Each counterpart, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

26       GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with English law, although the parties acknowledge that (a) in relation to certain Warranties (but only insofar as expressly stipulated in Schedule 5) that the Vendors are warranting compliance with Swedish law
         (b) the Warranty limitations set out in Clause 9 are subject to Swedish law and (c) notwithstanding any provisions to the contrary in this Agreement the transfer of Shares must be valid under Swedish law.

27       SERVICE OF PROCESS

         Any legal action arising out of, or in connection with, this Agreement may be commenced against any of the Vendors or the Purchaser by proceedings being served on such Vendor or the Purchaser (as appropriate) by being delivered in accordance with Clause 17 (Notices). Nothing in this Clause affects the right to serve process in any manner permitted by law.

EXECUTED by or on behalf of the parties on the date which first appears in this Agreement.

SIGNED by HAKAN BORG in the presence of:

Signature of Witness:
                     ---------------------------      --------------------------
Full name:
          --------------------------------------
Address:
        ----------------------------------------

------------------------------------------------

SIGNED by BO LEMAR
in the presence of:

Signature of Witness:
                     ---------------------------      --------------------------
Full name:
          --------------------------------------
Address:
        ----------------------------------------

------------------------------------------------

SIGNED by BERNDT SJOBERG
in the presence of:

Signature of Witness:
                     ---------------------------      --------------------------
Full name:
          --------------------------------------
Address:
        ----------------------------------------

------------------------------------------------

SIGNED by ORJAN STRANNEGARD
in the presence of:

Signature of Witness:
                     ---------------------------      --------------------------
Full name:
          --------------------------------------
Address:
        ----------------------------------------

------------------------------------------------

SIGNED by HUGO THELIN
in the presence of:

Signature of Witness:
                     ---------------------------      --------------------------
Full name:
          --------------------------------------
Address:
        ----------------------------------------

------------------------------------------------

SUBSCRIBED for and on behalf of SKANDITEK INDUSTRIFORVALTNING AB by in the presence of:

Signature of Witness:
                     ---------------------------      --------------------------
Full name:
          --------------------------------------
Address:
        ----------------------------------------

------------------------------------------------

SUBSCRIBED for and on behalf of SYNGENTA SEEDS AB by in the presence of:

Signature of Witness:
                     ---------------------------      --------------------------
Full name:
          --------------------------------------
Address:
        ----------------------------------------

------------------------------------------------

SIGNED by ERIK LUNDGREN
in the presence of:

Signature of Witness:
                     ---------------------------      --------------------------
Full name:
          --------------------------------------
Address:
        ----------------------------------------

------------------------------------------------

EXECUTED for and on behalf of VIRAGEN (EUROPE) LIMITED by Dennis W. Healey, Secretary in the presence of:

Signature of Witness:
                     ---------------------------      --------------------------
Full name:
          --------------------------------------
Address:
        ----------------------------------------

------------------------------------------------

EXECUTED for and on behalf of VIRAGEN INC by Dennis W. Healey, Executive Vice President,
Secretary/Director in the presence of:

Signature of Witness:
                     ---------------------------      --------------------------
Full name:
          --------------------------------------
Address:
        ----------------------------------------

------------------------------------------------

                                                  SCHEDULE 1                     This is the Schedule referred to in
                                                  THE VENDORS                    the Share Purchase Agreement between
                                                                                 Hakan Borg and Others, Viragen
                                                                                 (Europe) Limited and Viragen Inc.

(1)                                            (2)                            (3)
VENDORS' NAMES AND ADDRESSES                   NUMBER OF SHARES               PROPORTION OF CONSIDERATION
Hakan Borg, 450401-7155,                       6446                           32.23
Gimoplan 5A, 902 42 Umea

Bo Lemar, 431225-4933,                         1890                            9.45
Bofinksvagen 16A, 902 51 Umea

Berndt Sjoberg, 310524 - 2675,                 1575                           7.875
Torekallgatan 13, 151 73 Sodertalje

Orjan Strannegard, 360419-5036,                1401                           7.005
Geijersgatan 6, 411 34 Goteborg

Hugo Thelin, 290317-9014,                      1575                           7.875
Brogatan 2, 151 32 Sodertalje

Skanditek Industriforvaltning AB,              3370                           16.85
556235-4141
Kungstradgardsgatan 18,
111 47 Stockholm

Syngenta Seeds AB, 556113-6481,                1760                             8.8
Box 302, 261 23 Landskrona

Erik Lundgren, 421205-8715,                    1983                           9.915
Nytorgsgatan 14, 903 30 Umea
                                             ------                           -----
                                             20,000                             100%

                                   SCHEDULE 2
                                   THE COMPANY

1        Registered number: 556253-7877

2        Date and place of registration: 19.12.1984:

3 Previous company names: Aktiebolaget Grundstenen 22467 (date of registration 19.12.1984)

4        Registered Office: (Box 7979) Tvistevagen 48, 907 36 Umea, Sweden

5        Authorised share capital: 2,000,000 SEK

6        Issued share capital: 20,000 SEK

7        Shareholders' names and holdings: as detailed in Schedule 1

8        Directors' names and addresses:


         450401-7155            Hakan Gunnar Borg, Gimoplan 5A, 902 42 Umea

         431225-4933            Bo Gunnar Lemar, Bofinksvagen 16A, 902 51 Umea

         421705-8715            Erik Hugo Olaus Lundgren, Nytorgsgatan 14, 903
                                30 Umea

         350202-2753            Per-Erik Edvin, Persson, (0) Farjemansgatan
                                22, 254 40, Helsingborg

         310524-2675            Berndt Olof Harald Sjoberg, Torekallgatan 13,
                                151 73 Sodertalje

         360419-5036            Orjan Olov Strannegard, Geijersgatan 6, 411 34
                                Goteborg

         290317-9014            Karl Hugo Thelin, Brogatan 2, 151 32 Sodertalje

         640725-0197            Johan Patrik Tigerschiold, Strandvagen 3, 182
                                62 Djursholm

         Managing Director


         431225-4933            Bo Gunnar Lemar, Bofinksvagen 16A, 902 51 Umea

9        Registered financial year: 1st January to 31st December

10       Auditors: Johan Wilhelm Sande, Kronbodsvagen 4, 903 63 Umea
         (480202-6635)

11       Deputy Auditors:  Henning Andreas Lindmark

12 Bank account details: Nordea/Nordbanken AB, Box 11, S-901 02, Umea, Sweden A/C No. 30407701206 and 39687732121/(DEM)

13       Loan facilities:

Loan facilities /Loans to the Company/

---------------------------------------------------------------------------------------
                                         AMOUNT                     PAYMENTS
LENDER NAME              CONTRACT        SEK          INTEREST      (AMOUNT AND
AND ADDRESS              DATE/TERM       MILLION      RATE (%)      DUE DATE)
---------------------------------------------------------------------------------------
Credit facility          1997-12-16      8,4          0,5% on       Interest payments
(account number          - 1997-12-31                 the total     quarterly
3040 77 01206) from      with                         amount and
NORDBANKEN Umea          prolongation                 5,95% on
                         of 12 months                 the amount
                                                      withdrawn
---------------------------------------------------------------------------------------
Contingent credit        1995-05-08      3 of which   Stibor 90 +   Amortization
facility (number         and             which        5% with       payment of SEK
950053) from             1997-11-21      SEK          adjustments   150,000 quarterly
NORRLANDSFONDEN.                         1,252 was    quarterly     together with
Box 56                                   withdrawn                  interest payment.
971 03 Lulea                             during                     The loan shall be
for the financing of a                   1997. No                   amortized during
development program.                     amount was                 5 years from and
                                         withdrawn                  including 1999.
                                         during
                                         1998, 1999                 Amortization was
                                         nor 2000.                  made during 2000 at
                                                                    SEK 300,000.
---------------------------------------------------------------------------------------
Contingent credit        1999-06-16      At most      Stibor 90 +   Amortization payment
facility (number                         SEK 4,5 of   7% with       of SEK 225,000
990039) from                             which 90%    adjustments   quarterly from
Norrlandsfonden Box 56                   or SEK       quarterly     2003-03-31 and
971 03 Lulea                             4,05 have                  interest payment
only for clinical                        been                       quarterly from
trial of Interferon                      withdrawn.                 1999-09-30
AlfaNative

----------------------------------------------------------------------------------------
Credit facility          1999-06-29 -    6,5          Flexible in   Payments are drawn
(number 3040 85 80968)   1999-09-30                   accordance    automatically from
from Nordbanken AB       with                         with          the account with
(publ) in connection     prolongation                 interest      Nordbanken.
with the acquisition     of 3 months                  rates of      SEK 260,000 fall due
of the production                                     Nordbanken,   after one year. SEK
facility.                                             which was 4%  5,200,000 remain
                                                      on June 29,   after 5 years. The
                                                      1999.         duration of the loan
                                                                    is 25 years.
----------------------------------------------------------------------------------------
Contingent loan                          The loan
facility (number                         amounts to
000029) from                             SEK 5 of
Norrlandsfonden,                         which
though only for the                      nothing
purpose of clinical                      has been
trial of IgY (the                        used.
development of peroral
medical products).
----------------------------------------------------------------------------------------
Royalty Agreement        The agreement
(number 88/098) with     terminates
Norrlandsfonden          2005-12-31 at
                         the latest.
----------------------------------------------------------------------------------------

14 Charges:-

OUTSTANDING REGISTERED FLOATING CHARGES

-----------------------------------------------------------------------------
                                                  AMOUNT IN
DATE OF ISSUE                                           SEK  BEARER
-----------------------------------------------------------------------------
1985-08-07                                          400,000  Nordbanken, Umea
-----------------------------------------------------------------------------

1992-01-09                                        2,000,000  Nordbanken, Umea
-----------------------------------------------------------------------------

1992-01-09                                        2,000,000  Nordbanken, Umea
-----------------------------------------------------------------------------

1992-01-09                                          300,000  Nordbanken, Umea
-----------------------------------------------------------------------------

1992-01-09                                        2,000,000  Nordbanken, Umea
-----------------------------------------------------------------------------

1992-01-09                                        1,200,000  Nordbanken, Umea
-----------------------------------------------------------------------------

1992-01-09                                          650,000  Nordbanken, Umea
-----------------------------------------------------------------------------

1992-01-09                                          273,000  Nordbanken, Umea
-----------------------------------------------------------------------------

1992-01-09                                        3,000,000  Nordbanken, Umea
-----------------------------------------------------------------------------

1992-01-09                                          450,000  Nordbanken, Umea
-----------------------------------------------------------------------------

TOTAL                                            12,273,000
-----------------------------------------------------------------------------

MORTGAGES IN REAL PROPERTY

The following mortgages has been issued in relation to Umea Formen 12:

       ------------------------------------------------------------------------------------------

       DATE OF ISSUE                      AMOUNT IN SEK      BEARER
       ------------------------------------------------------------------------------------------
       1996-07-04                         5,000,000          Nordbanken, Umea, Data mortgage deed
       ------------------------------------------------------------------------------------------

       1996-07-04                         4,000,000          Nordbanken, Umea, Data mortgage deed
       ------------------------------------------------------------------------------------------

       1996-07-04                         1,000,000          No bearer registered.
       ------------------------------------------------------------------------------------------

       TOTAL                              10,000,000
       ------------------------------------------------------------------------------------------

                                   SCHEDULE 3
                                  SUBSIDIARIES

ALFANATIVE AB

1        Registered number:                         556505-1561

2        Date and place of incorporation:           January 10, 1995

3        Previous company names:                    AB Skogsblomman 122

4        Principal trading business:                Developing and marketing Interferon Alfanative

5        Authorised share capital:                  SEK 400,000

6        Issued share capital:                      SEK 100,000

7        Shareholders' names and holdings:          BioNative AB, 100%

8        Issued loan capital:                       -

9        Directors' names and addresses:            Bo Lemar, Giampaolo Girotti, Hugo Thelin, Stefano Golinelli

10       Secretary's name and address:

11       Accounting reference date:                 Calendar Year

12       Auditors:                                  Ernst & Young AB

13       Tax district and reference number:         Sweden: County: 25, Community: 80

14       VAT registration number:                   SE 556505156101

15       Bank account details:                      Nordea 3040 17 01395

16       Loan facilities:                           -

17       Charges:                                   -

GALLUS AB

1        Registered number:                         556442-6442

2        Date and place of incorporation:           January 31, 1992

3        Previous company names:                    -

4        Principal trading business:                Developing and producing drug related products

5        Authorised share capital:                  SEK 200,000

6        Issued share capital:                      SEK 100,000

7        Shareholders' names and holdings:          BioNative AB, 100%

8        Issued loan capital:                       -

9        Directors' names and addresses:            Hakan Borg, Bo Lemar, Erik Lundgren

10       Secretary's name and address:

11       Accounting reference date:                 Calendar Year

12       Auditors:                                  Ernst & Young AB

13       Tax district and reference number:         Sweden: County: 25, Community: 80

14       VAT registration number:                   SE 556442644201

15       Bank account details:                      Nordea 3040 18 10658

16       Loan facilities:                           -

17       Charges:                                   -

                                   SCHEDULE 4
                        COMPLETION DOCUMENTS (CLAUSE 6.2)

1 Duly executed transfers of the Shares in favour of the Purchaser together with the relevant share certificates.

2 The statutory books of each Group Company duly written up to date as at immediately prior to Completion, their certificates of incorporation and certificates of incorporation on change of name (if any), the shareholders register and all statutory and non-statutory registers and minute books of the Group companies.

3 All financial and accounting books and documents of record of each Group Company.

4 Bank statements dated not earlier than 2 Business Days before Completion for all bank accounts of each Group Company together with cash book balances of each Group Company as at Completion and reconciliation statements reconciling such balances with the bank statements.

5 A letter from each relevant bank in a form satisfactory to the Purchaser evidencing the release and discharge of each guarantee and charge of each Group Company to such bank.

6 A letter from each relevant bank and security in a form satisfactory to the Purchaser confirming that none of the Encumbrances created in its favour by any Group Company has crystallised and that none will crystallise and be enforceable as a result of Completion.

7 A duly executed deed of acknowledgement in the agreed form that all inter-group indebtedness which may be owing to any of the Vendors by any Group Company has been discharged or, to the extent not discharged, waived.

8 A duly executed deed of release releasing each Group Company from all obligations and liabilities (whether actual or contingent) undertaken by a Group Company to any of the Vendors or to a third party on behalf of any of the Vendors.

9        All documents of title relating to investments owned by each Group
         Company.

10       All documents of title relating to the Owned Intellectual Property
         Rights.

11 Originals of such of the contracts, agreements and licences to which a Group Company is a party as the Purchaser may require.

12 All deeds and documents of title relating to the Properties and up to date rate and service charge receipts, insurance policies and premium receipts, notices and other documents in respect of the Properties.

13 Written or other evidence satisfactory to the Purchaser of the matters contained or referred to in paragraph 21 (Property) of Schedule 5 (Warranties) as the Purchaser may require.

14 All Environmental Documentation (as defined in the environmental Warranties in paragraph 22 in Schedule 5 (Warranties)).

15       The share register of the Company.

16 The share certificates relating to each and every share held by any Group Company in any company, including any other Group Company.

                                   SCHEDULE 5
                              WARRANTIES (CLAUSE 8)

1        CORPORATE MATTERS

1.1 Each Group Company is a limited company incorporated under Swedish law and has been in continuous existence since incorporation.

1.2 There has been due compliance with the all legal requirements in connection with the formation of each Group Company and the conduct of its business and with the allotment and issue of shares, debentures and other securities and the payment of distributions and no notice or allegation has been received that any of the foregoing is incorrect or should be rectified.

         SHARE AND LOAN CAPITAL

1.3 No Group Company has ever reduced its share capital or redeemed, repaid or purchased any of its share capital or agreed to do so.

1.4 No Group Company has any outstanding loan capital and there is no agreement, arrangement or option under which any person may now or at any time call for the creation, allotment, issue, sale or transfer of any loan or share capital of a Group Company or require any loan or share capital of a Group Company to be put under option.

         SUBSIDIARIES

1.5 The Company is the sole legal and beneficial owner of the whole of the allotted and issued share capital of each Subsidiary (being a body corporate) and each such share is fully paid or credited as fully paid.

1.6 The Company is the legal and beneficial owner of each Subsidiary (being a subsidiary undertaking) to the extent set out in Schedule 3 (Subsidiaries).

1.7 Save as set out in Schedule 3 (Subsidiaries) the Company is not, and has never been the legal or beneficial owner of any interest in any person and has not agreed to acquire any such interest.

1.8      The Company has never been a subsidiary undertaking of any person.

         BRANCH

1.9 No Group Company has any branch, agency, place of business or permanent establishment outside Sweden or uses or has on its business stationery, books, vehicles or advertisements, or otherwise conduct its business under, any name other than its corporate name.

1.10 No Group Company carries on business in partnership with any other person or has agreed to acquire an interest in, or to become a member of, any other person, joint venture, consortium, technical assistance agreement, trade association or society, European Economic Interest Group or other profit or income sharing agreement or arrangement.

         AUTHORITY TO BIND

1.11 No person other than the directors of a Group Company acting as a board of directors of that Group Company is authorised to act as agent for that Group Company or to bind that Group Company.

1.12 No Group Company has given any person any power of attorney or any other authority (express, implied or ostensible) which remains effective to enter into any commitment on its behalf (other than to Employees to enter into routine trading contracts in the usual course of their duties).

1.13 No Group Company controls or takes part (nor have any of them agreed to do so) in the management of any other person.

1.14 No Group Company has any liability as a former officer, director or member of any person nor are there any circumstances in which such liability could arise.

2        CAPACITY

2.1 This Agreement (and the other documents to be executed in accordance with it) constitute, or will when executed constitute, binding obligations of the Vendors in accordance with their terms.

2.2 Each Vendor and each Group Company has the requisite power, right and authority to enter into and perform the obligations to be assumed or performed by it in accordance with this Agreement and the other documents to be executed in accordance with it.

2.3 Neither the execution nor the delivery nor the performance of this Agreement (or any document to be executed in accordance with it) will, so far as the Vendors are aware, result in:

         2.3.1 a breach of any provision of the memorandum or articles of association of any Group Company; or

         2.3.2 a breach of, or constitute a default under, or require the consent of a person under, any agreement or arrangement to which any Vendor or any Group Company is bound; or

         2.3.3 any party to an agreement or arrangement with a Group Company being relieved of any of its obligations or entitled to terminate any such agreement or arrangement; or

         2.3.4 any customer or supplier ceasing to deal, or substantially reducing the level of his dealings, with any Group Company or terminating or reducing any present or future benefit or privilege enjoyed by any Group Company; or

         2.3.5 a breach of the terms of any Licence, judgement, order or declaration of, or undertaking to, any court or governmental agency or regulatory body by which any Vendor or any Group Company is bound; or

         2.3.6 any Licence being revoked, cancelled, suspended, varied or not renewed or a Group Company losing the benefit of any asset, grant, subsidy, right or benefit which it enjoys at the date of this Agreement; or

         2.3.7 the creation or imposition of an Encumbrance on, over or relating to any of the Shares or any of the assets or undertaking of a Group Company.

2.4 No person is entitled to receive from any Group Company any finders fee, brokerage or commission in connection with this Agreement (or any document to be executed in accordance with it).

3        INFORMATION AND DOCUMENTS

3.1 The information set out in this Agreement and/or disclosed in the Disclosure Letter and all information supplied by or on behalf of the Vendors or any Group Company to the Purchaser, its representatives, agents or advisers before or during negotiations leading to this Agreement is true, complete and accurate and not misleading and all information which might reasonably affect a decision to purchase the Shares on the terms contained in this Agreement has been disclosed to the Purchaser in writing.

3.2 True, complete and accurate copies of all reports prepared in relation to each Group Company's business, financial affairs, markets or assets are attached to the Disclosure Letter.

         MEMORANDUM AND ARTICLES OF ASSOCIATION

3.3 The copies of the constitution documents including the memorandum and articles of association of each Group Company attached to the Disclosure Letter are true, complete and accurate and have embodied in or annexed to them copies of all resolutions and agreements which, together with the memorandum and articles of association, fully set out all the rights and restrictions attaching to each class of share in the capital of each Group Company.

         STATUTORY BOOKS

3.4 So far as the Vendors are aware, the statutory books of each Group Company have been properly written up to date and contain a true, complete and accurate record of all the matters which should be contained in those books and registers, and no notice or allegation that any of them is untrue, incomplete or inaccurate, or should be rectified, has been received.

         FILING

3.5 So far as the Vendors are aware, all returns, resolutions, forms, particulars and other documents required to be filed with or delivered to any other governmental agency or regulatory body by or on behalf of each Group Company have been properly prepared and filed or delivered within the requisite time limits.

         POSSESSION AND STORAGE OF RECORDS AND DOCUMENTS

3.6 So far as the Vendors are aware, an executed copy of all agreements to which each Group Company is a party and all documents of title relating to each of the assets owned or used by each Group Company are in the possession of or under the control of that Group Company. All such copy agreements and documents are whole, legible, validly executed and (if appropriate) duly stamped with the correct amount of stamp duty or other required Tax.

4        ACCOUNTS

         GENERAL

4.1 The Accounts have been prepared on a proper basis in accordance with all applicable laws and with Swedish general accepted accounting principals.

4.2 The Accounts have been prepared on bases consistent with the same bases applied in the audited statutory accounts submitted for the preceding three financial years.

4.3 The Accounts show a true and fair view of the state of affairs of each Group Company and of the Group as a whole as at, and of the profits and losses of each Group Company and of the Group as a whole for the financial period ended on, the Accounts Date.

4.4 No Group Company is, or has during the five year period ended on the Accounts Date been a party to any agreement, arrangement or transaction pursuant to which the Group Company is or was entitled to receive a financial advantage, or is or was obliged to incur or bear any costs, liabilities (contingent or otherwise), risks or other expenditure of any nature (including, without limitation, any "off balance sheet" financing arrangements) which is not fully reflected in the Accounts or has not been fully reflected in the Group Company's accounts for any relevant period.

         CONTENT OF ACCOUNTS

4.5      The Accounts include:

         4.5.1 all fixed assets valued at cost less depreciation since the date of acquisition and, where necessary, provision for impairment;

         4.5.2 all stock (including raw materials and work in progress) valued at the lower of cost and net realisable value and the Accounts do not attribute any value to any obsolete, redundant or excess stock or to any non-recoverable work in progress;

         4.5.3 all slow moving stock and damaged stock at an appropriate written down value;

         4.5.4 all investments valued at cost less, where necessary, provision for impairment;

         4.5.5 all debtors, prepayments and other current assets valued at the lower of cost and net realisable value after making full and proper provision for all bad debts and doubtful debts and all other amounts considered to be irrecoverable;

         4.5.6 all liabilities and all capital and financial commitments of each Group Company (whether actual, deferred, contingent, quantified, disputed or otherwise and whether of an occasional or seasonal nature) for which it is, or may become, liable up to and including the Accounts Date, and the Accounts make full and proper provision for, or in the case of contingent liabilities and capital and financial commitments, full disclosure of, all such liabilities and commitments;

         4.5.7 all Tax which has been or may be assessed on each Group Company or for which it is, or may become, liable up to and including the Accounts Date (whether actual, deferred, contingent, quantified, disputed or otherwise) and the Accounts make full and proper provision for, or in the case of contingent liability to Tax, full disclosure of, all Tax; and

         4.5.8 in the notes full details of any other assets, liabilities and contingent liabilities included in the Accounts.

         DEPRECIATION

4.6 The bases and rates of depreciation and amortisation used in the Accounts are the same as those used in the audited accounts of each Group Company and the Group for the preceding three financial years and are sufficient to ensure that each fixed asset of each Group Company will be written down to nil by the end of its useful life.

         TREND OF PROFITS

4.7 The results shown by the Accounts and by the profit and loss accounts of each Group Company and the consolidated audited profit and loss account of the Group for each of the preceding three financial years have not been affected (except as disclosed in those accounts) by any extraordinary, exceptional or non-recurring item, or by any transaction of an unusual nature or entered into otherwise than on normal commercial terms, or by any other factor rendering the profit or loss for all or part of any period covered by those accounts unusually high or low.

         ACCOUNTING RECORDS

4.8 All proper and necessary books of account, ledgers, registers and records have been fully, properly and accurately kept and completed by each Group Company and accurately record and reflect (in accordance with all applicable laws) all the assets and liabilities (actual and contingent) of each Group Company and all transactions to which it has been a party and each Group Company has operated adequate systems of internal financial control in relation to its book keeping.

4.9 All of the books of account, ledgers, registers, records, data, systems, controls and other information of each Group Company (recorded, stored, maintained operated or held in whatever form or by whatever means) (and including all means of access to all such information) are owned exclusively by, and are in the possession of or under the direct control of that Group Company.

5        SINCE THE ACCOUNTS DATE

5.1      Since the Accounts Date:

         5.1.1 each Group Company has carried on its business in the ordinary and usual course and in the same manner (as to nature, scope and method) as in the past so as to maintain it as a going concern;

         5.1.2 there has been no adverse change in the financial or trading position or prospects of a Group Company or the Group;

         5.1.3 there has been no reduction in the monthly turnover (in terms of volume or value) or gross or net profit margins of each Group Company's and the Group's business (or any material part of that business) as compared with such rates of turnover and profitability for the corresponding months in the financial year ended on the Accounts Date;

         5.1.4 there has been no material change in the assets or liabilities (including contingent liabilities) shown in the Accounts and there has been no reduction in the value of the net assets of any Group Company applying the same bases of valuation as used in the Accounts;

         5.1.5 there has been no reduction in the realisable value of any of the assets nor any increase in the amount of any liability of any Group Company, in either case which was included in the Accounts and is still held or outstanding, as the case may be, at the date of this Agreement;

         5.1.6 there has been no material change in the level of the stock (including raw materials and work in progress) of any Group Company and the current level of stock is adequate for each Group Company's present requirements;

         5.1.7 no items of stock included in the Accounts have been disposed of for less than their value as stated in the Accounts or now have a net realisable value of less than their value as stated in the Accounts;

         5.1.8 no Group Company has other than in the ordinary and usual course of its business and for full value:

                  (a) acquired or disposed of, or agreed to acquire or dispose of, any business or asset; or

                  (b) incurred or assumed, or agreed to incur or assume, any liability (actual or contingent) or expense;

         5.1.9 no Group Company has made or agreed to make any payment or entered into or agreed to enter into any agreement, arrangement or transaction otherwise than in the ordinary and usual course of trading and for full value;

         5.1.10 no Group Company has incurred, or agreed to incur, any service, management, consultancy or similar charges;

         5.1.11 no Group Company has entered into, or agreed to enter into, any commitments involving capital expenditure exceeding USD$50,000 in aggregate;

         5.1.12 no debt or other receivable of a Group Company has been written off, provided against (in whole or in part), subordinated, discounted, factored or sold (or in any such case, agreed so to be), and there is no indication that any debt or other receivable now owing to a Group Company is bad or doubtful;

         5.1.13 all book debts shown in the Accounts have been realised for an aggregate sum being not less than that shown in the Accounts and no provision or reserve included in the Accounts has proved to any extent to be inadequate and there are no matters or circumstances which indicate that such provision or reserve may prove to be inadequate;

         5.1.14 no Group Company has borrowed or lent, or agreed to borrow or lend, any money and no share or loan capital has been, or agreed to be, created, allotted, issued, redeemed, purchased or repaid by any Group Company;

         5.1.15 no Group Company's business has been adversely affected by the loss of, or change in terms of business with, (whether before or after the Accounts Date) any contract or customer or supplier or by any other factor not affecting similar businesses and the Vendors are not aware of any matters or circumstances which will or may have an adverse effect on a Group Company's business;

         5.1.16 no Group Company has declared, made or paid a dividend or distribution except as provided in the Accounts;

         5.1.17 no Group Company has reduced, cancelled, repaid or re-organised any of its share capital, share premium or capital redemption reserve; and

         5.1.18 neither the members of any Group Company, nor any class of them, has passed any resolution in addition to those taken at the general shareholders' meeting held in respect of each Group Company.

         MANAGEMENT ACCOUNTS

5.2 The Management Accounts have been prepared using the same accounting policies, practices and principles as those applied in, and on a basis consistent with, the Accounts and all management accounts for each Group Company for the preceding 24 months.

5.3 The Management Accounts give a true and fair view of the state of each Group Company's affairs and of the results as at the Management Accounts Date and:

         5.3.1 fully disclose and make proper provision for all bad debts and doubtful debts;

         5.3.2    make full provision for all actual liabilities;

         5.3.3 fully disclose and make proper provision for or note (in accordance with generally accepted accounting practice and principles) all contingent liabilities; and

         5.3.4 are not affected by any unusual or non-recurring items (including, without limitation, any exceptional items).

         REGISTERED FINANCIAL YEAR

5.4 The registered financial year of the Company and the Subsidiaries is as set out in Schedules 2 and 3 and has never been any other dates.

6        FINANCIAL COMMITMENTS AND BORROWINGS

         BANK ACCOUNTS

6.1 Full details of all bank accounts maintained or used by each Group Company, together with copies of all bank mandates, are set out in the Disclosure Letter.

         BANK CERTIFICATE

6.2 A statement certified by the Group's bankers of the credit or debit balances of each Group Company's bank and deposit accounts as at a date not more than two Business Days before the date of this Agreement has been supplied to the Purchaser and the Group has no other bank or deposit accounts not included in such statement. Since the date of such statement no payment out of any account has been made, except for routine payments in the ordinary and usual course of business, and the balances are not substantially different from those shown in the statement.

         INDEBTEDNESS

6.3 Except as disclosed in the Accounts or the Disclosure no Group Company has outstanding or has agreed to create or incur loan capital, borrowing or indebtedness in the nature of borrowing including (without limitation) a bank overdraft and an acceptance credit.

6.4 The total amount of loan capital, borrowing or indebtedness in the nature of borrowing of each Group Company does not exceed:

         6.4.1    its financial facilities; or

         6.4.2 any borrowing limit imposed upon it by its bankers or other lenders; or

         6.4.3 any limitation on its borrowing or other powers contained in its articles of association or any debenture or other document binding upon it,

         and the Disclosure Letter contains true, complete and accurate details of all loan, overdraft and other financial facilities of each Group Company.

6.5 Neither the Vendors nor any Group Company has done or omitted to do anything which may prejudice or affect any of the Group Company's loan, overdraft and other financial facilities.

         REPAYMENT OF BORROWINGS

6.6 All of the Group's borrowings may be repaid (without any premium or penalty) by the Group at any time on no more than 30 days' notice.

6.7 So far as the Vendors are aware, no event has occurred or been alleged which has resulted or could result in any present or future borrowing or indebtedness in the nature of borrowing of any Group Company becoming due, or capable of being declared due and payable, prior to its date of maturity and no event has occurred which is (or would be with the giving of notice and/or the passing of time or otherwise) an event upon which the Company's financial facilities have or could become immediately repayable.

6.8 So far as the Vendors are aware, no event has occurred or been alleged which will or could result in an Encumbrance being created or constituted in connection with any borrowing, indebtedness in the nature of borrowing, guarantee, indemnity, suretyship or other similar commitment of any Group Company or becoming enforceable (or would become enforceable with the giving of notice and/or the passing of time or otherwise).

         GUARANTEES

6.9 No Group Company is a party to or liable (including, without limitation, contingently) under any guarantee, indemnity, bond or other similar commitment and there is not outstanding any such guarantee, indemnity, bond or other similar commitment given by or for the benefit of any Group Company.

         ENCUMBRANCES

6.10 No Group Company has created, or agreed to create, any Encumbrance over all or any of its property, assets, undertaking, goodwill, reserves or share capital nor has any person made any claim to be entitled to any such Encumbrance.

         GRANTS

6.11 Full particulars are contained in the Disclosure Letter of all investment, allowances, subsidies, loans, grants and financial aid of any kind applied for or received or receivable by each Group Company from any supranational, national or local authority or government agency and nothing has been done or agreed, or omitted to be done, as a result of which any such investment, allowance, subsidy, loan, grant or financial aid is or may be liable (in whole or in part) to be refused, refunded, forfeited or clawed back.

7        ASSETS

         OWNERSHIP

7.1 Save for trading stock disposed of, debtors settled and pre-payments utilised, all in the ordinary and usual course of business, the assets included in the Accounts, or acquired or created by a Group Company since the Accounts Date, and all other assets (including, without limitation, plant, machinery, vehicles and equipment) used each Group Company (subject to paragraph 7.3) continue to exist and are legally and beneficially owned by the Group Company free from any Encumbrance, are in Sweden and in the possession of or under the exclusive control of the Group Company and, where subject to a requirement for a Licence, are duly licensed or registered in the sole name of the Group Company.

7.2 Each Group Company is able to prove title to all the assets owned by it.

7.3 Full particulars of all agreements for lease, rent, hire, hire purchase, credit sale or conditional sale to which a Group Company is a party or under which it may be liable are disclosed in, and copies of all such agreements are attached to, the Disclosure Letter.

7.4 No Group Company has purchased, or agreed to purchase, any stock, goods, materials or other assets on terms that title in it does not pass until full payment is made or all indebtedness discharged or any other condition is met.

7.5 No Group Company has received any sum, property or benefit, the payment or transfer of which is liable to be avoided, or which is liable to be recovered from it under any rule of law and does not hold any sum, property or right on behalf of a third party.

7.6 The assets owned or leased by each Group Company comprise all the assets necessary or desirable for the continuation of the business of each Group Company as carried on before Completion.

7.7 The asset register kept by each Group Company, a copy of which is attached to the Disclosure Letter, sets out a true, complete and accurate record of all the plant, machinery, vehicles and equipment owned, held or used by it.

         CONDITION

7.8 The plant, machinery, vehicles, equipment and other assets owned, held or used by each Group Company are in good repair and condition, regularly maintained, fully serviceable and suitable for the purposes for which they are used and are not dangerous, inefficient, obsolete or surplus to requirements and will not be in need of renewal, replacement or addition during a period of six months after Completion.

         STOCKS, RAW MATERIALS AND CONSUMABLES, WORK IN PROGRESS, FINISHED GOODS AND GOODS FOR RE-SALE

7.9 The stocks of finished goods and goods for re-sale of each Group Company are of good and marketable quality, undamaged and saleable in the ordinary course of its business in accordance with its current price list, without rebate or allowance to a purchaser.

7.10 The stocks comprising raw materials, consumables, work in progress, packaging and promotional material, finished goods and goods for re-sale held or ordered by each Group Company are at a level appropriate for each Group Company's current and anticipated level of business and are not slow moving, out of date, out of demand or fashion, obsolete or redundant.

         PRODUCT LIABILITY

7.11 No Group Company has manufactured, sold, supplied or provided any goods or services (and there are no goods in stock or in the course of design or production) which do not (or will not) comply with all applicable laws, regulations or standards or which are (or will be) dangerous, injurious, defective or likely to cause harm, loss or damage.

7.12 No Group Company has given any guarantee or warranty or made any representation in respect of any goods or services manufactured, sold, supplied or provided (or contracted to be manufactured, sold, supplied or provided) by it save for any warranty or representation implied by law.

7.13 No Group Company has received notice of any claim alleging any defect in, or unsatisfactory quality of, or lack of fitness for purpose of, any goods manufactured, sold, supplied or provided (or in the course of design or production) by the Group Company and there are no circumstances which could give rise to any such claim.

         All goods manufactured, sold, supplied or provided (and all stocks of such goods) have been labelled and/or packed (and accompanied by instructions, if applicable) in compliance with all applicable laws, regulations and standards and do not infringe the Intellectual Property Rights of any person.

         DEBTS

7.14 None of the debts which are shown in the Accounts, or which have arisen since the Accounts Date, has been outstanding for more than 60 days from its due date for payment or has been released such that the debtor has paid, or will pay, less than the full amount of his debt, and all debts have realised, or will in the normal course of collection, realise their full value as set out in the Accounts or in the books of the Group Company (subject to any provision made in the Accounts for bad and doubtful debts) within 60 days of their due date for payment.

7.15 No single debtor, taken together with any connected person to that debtor, owes any Group Company an aggregate amount which is greater than 10 per cent. of the total value of all debts owing to such Group Company or the Group.

7.16 No Group Company has subordinated, discounted, factored or sold (or in any such case agreed to do so) any of its debts.

8        INSURANCE

8.1 Each Group Company is, and has at all material times been, fully covered by valid insurance against all risks normally insured against having regard to the type of business carried on and the assets and Properties owned or used by it, including (without limitation) adequate insurance:

         8.1.1 for the full replacement or reinstatement value of such business, assets and Properties;

         8.1.2 against liability to third parties and the public (including product liability and environmental liability); and

         8.1.3 against loss of profits for a period of not less than six months and a list of all insurances of each Group Company is contained in, and copies of all such policies of insurance of each Group Company are attached to, the Disclosure Letter (the "POLICIES").

8.2 All of the Policies are valid and enforceable and all premiums due have been duly and punctually paid and so far as the Vendors are aware nothing has been done, or omitted to be done, which makes or might make any of the insurance policies void or voidable.

8.3 the Group has no interest in, and is not a beneficiary under, and does not pay and is not liable to pay any part of the premiums on, any policy of life assurance.

8.4 In the case of those Properties held on lease, tenancy agreement or licence and where a Group Company is responsible for maintaining insurance the policy conforms in all respects with the requirements of the lease, tenancy or licence.

8.5 None of the Policies is subject to any unusual restrictions or bonuses or the payment of any premium in excess of the normal rate and no Group Company has done, or omitted to do, anything which will or may result in an increase in the premium payable for any Policy or whereby the renewal of any Policy will or may be affected.

8.6 No claim is outstanding, and during the 12 month period ending on the date of this Agreement no claims have been made, under any of the Policies and, as at the date of this Agreement, there are no circumstances or matters which will or might give rise to such a claim.

9        CONTRACTS AND COMMITMENTS

         MATERIAL CONTRACTS

9.1 No Group Company is nor has been during the three year period ending on the date of this Agreement a party to, or liable in respect of, and none of the assets owned or used by a Group Company are affected by, any agreement, arrangement or obligation which:

         9.1.1 is of an onerous or unusual nature or is likely to be unprofitable; or

         9.1.2 was made otherwise than in the ordinary and usual course of the business of the Company as carried on at the date of this Agreement; or

         9.1.3 involves discounts, overriders, rebates, allowances and other special terms or similar arrangements offered or granted by or to a Group Company to or by its customers or suppliers; or

         9.1.4 constitutes or might constitute a transaction at an undervalue or preference or involves, or might involve, an unauthorised reduction of capital; or

         9.1.5 involves obligations or liabilities which by reason of their nature or magnitude ought reasonably to be disclosed to the Purchaser;

         9.1.6 is not terminable by a Group Company on 60 days notice or less without payment of compensation or which is unlikely to be fully performed within three months from the date of this Agreement; or

         9.1.7 involves a capital commitment or annual expenditure in excess of USD$10,000; or

         9.1.8 is a distribution, supply, agency, franchising, management, selling, marketing, purchasing, manufacturing, licensing, collaboration or other similar agreement or arrangement; or

         9.1.9 involves an obligation to buy or sell foreign exchange and no Group Company has any outstanding commitments in foreign exchange which are not covered by a hedging agreement; or

         9.1.10 in any way restricts the freedom of a Group Company to carry on business in any part of the world in such manner as it thinks fit; or

         9.1.11 may be terminated or varied by another party as a result of a change in the control, management or shareholders of any Group Company; or

         9.1.12 is an offer, tender, proposal, bid, estimate or the like given or made by a Group Company which is outstanding and capable of giving rise to a contract by the unilateral act of a third party or otherwise; or

         9.1.13 was or ought to have been tendered in accordance with EU procurement laws (and relevant national implementing legislation).

         STATUS OF CONTRACTS

9.2 Each contract of a material nature to which each Group Company is a party is in full force and effect and has been duly complied with and so far as the Vendors are aware nothing has occurred whereby any of them is or could be subject to early termination.

9.3 So far as the Vendors are aware neither a Group Company nor any party with whom a Group Company has entered into an agreement or arrangement of a material nature has defaulted under the agreement or arrangement

9.4 No party with whom a Group Company has entered into an agreement or arrangement of a material nature has given notice of its intention to terminate, or has sought to repudiate or disclaim, any such agreement or arrangement

9.5 No Group Company has sold or disposed of any assets or agreed to provide any services in circumstances such that it is, or may be, still subject to any liability (whether contingent or otherwise) under any representation, warranty, undertaking or indemnity given or agreed to be given on or in connection with such sale or disposal or the provision of such services.

         ASSIGNABILITY

9.6 All of the contracts of each Group Company of a material nature except those between a Group Company and the Employees are freely assignable by the Group Company without the consent of any third party.

         CUSTOMERS AND SUPPLIERS

9.7 During the 24 month period ending on the date of this Agreement not more than five per cent. of any description of goods or services supplied to or by a Group Company was supplied by or to any one person or group of connected persons.

9.8 During the 24 month period ending on the date of this Agreement there has been no material change in the basis or terms on which any person is prepared to trade with or supply a Group Company (other than normal price and quota changes) and no such change is likely.

9.9 No substantial customer or supplier of a Group Company has ceased, or so far as the Vendors are aware indicated an intention to cease, trading with or supplying a Group Company or has reduced, or indicated an intention to reduce, substantially its level of trade with or supplies to a Group Company and no such changes are likely.

10       CONNECTED PERSONS

10.1 So far as the Vendors are aware, there is not, and has not been during the six year period ending on the date of this Agreement, any agreement or arrangement (whether legally enforceable or not) to which a Group Company is or was a party and:

         10.1.1 in which any Vendor or any other Group Company or any director (present or former) of any other Group Company or any person connected with any of them is or was directly or indirectly interested; or 10.1.2 which is or was not of an entirely arm's length nature; or

         10.1.3 which involved the acquisition of any asset or the benefit of any right for a consideration otherwise than for full market value at the date of such acquisition.

10.2 Neither the Vendors nor any person connected with any of them is directly or indirectly interested in any person (other than a Group Company) or any intellectual property which is or is likely to be or become competitive with the business of a Group Company (save as the beneficial owner of any class of securities of any company listed on a recognised investment exchange and in respect of which such Vendor or such connected person is beneficially interested in less than three per cent. of all the issued securities of that class).

10.3 There are no debts outstanding or contingent liabilities or any other unfulfilled obligations (present or future, actual or contingent) owing by or to a Group Company to or by the Vendors or any shareholder or director (present or former) of a Group Company or any connected person of any of them.

11       LICENCES

11.1 So far as the Vendors are aware, each Group Company has all Licences required for or in connection with carrying on its business in the place and in the manner in which such business is now carried on by such Group Company, and particulars of all the Licences are disclosed in, and copies of all the Licences are attached to, the Disclosure Letter.

11.2 So far as the Vendors are aware, each Licence is valid, enforceable and unconditional (or subject only to a condition which has been fulfilled and under which no further action is required) and no expenditure or work is or will be required to comply with, maintain or obtain a Licence.

11.3 So far as the Vendors are aware, each Group Company has at all times carried on its business in compliance with the terms and conditions of each Licence and there are no facts or circumstances which indicate that any Licence will or may be revoked, cancelled, suspended or not renewed. No Licence is personal to any of the Vendors.

12       LITIGATION AND INVESTIGATION

12.1 N Group Company and no Employee or person for whose acts or defaults the Company may be vicariously liable is involved, or has during the two year period ending on the date of this Agreement been involved, in any civil, criminal, administrative, arbitration, regulatory, competition or antitrust or other proceedings, claims, investigations, inquiries, actions (including disciplinary) or prosecutions in any jurisdiction (each a "PROCEEDING").

12.2 So far as the Vendors are aware, no Proceedings are pending or threatened by or against a Group Company or any Employee or any person for whose acts or defaults a Group Company may be vicariously liable, or in respect of which a Group Company is or may be liable to indemnify or compensate any person or pay a penalty or a fine, and to the best of the Vendors' knowledge, information and belief, no matters or circumstances exist which might give rise to the same.

12.3 There is no outstanding judgement, order, decree, injunction, arbitral award or decision of a court, tribunal, arbitrator, governmental agency or other regulatory body in any jurisdiction against a Group Company or any person for whose acts or defaults a Group Company may be vicariously liable and no Group Company has given any undertaking to any court, tribunal, arbitrator, governmental agency, regulatory body or other third party arising out of or in connection with any Proceeding.

12.4 There is no claim outstanding between a Group Company and any of the Vendors or any director (present or former) of a Group Company or any person connected with any of them and to the best of the Vendors' knowledge, information and belief, no matters or circumstances exist which could give rise to any such claim.

13       INSOLVENCY

13.1     In relation to each Group Company:

         13.1.1 no resolution has been proposed or passed (and no meeting has been convened and no written resolution has been circulated with a view to passing any resolution) for winding up or administration or for the presentation of a petition for winding up or an administration order or for a compromise or composition or arrangement with creditors or any class of them;

         13.1.2 no petition has been presented nor has an order been made for winding up or an administration order or interim order nor has any application been made or order made for the appointment of a provisional liquidator;

         13.1.3 so far as the Vendors are aware, no application or order has been made for the appointment of a receiver or an administrative receiver or a manager or a trustee or other similar officer;

         13.1.4 no receiver, administrative receiver or manager has been appointed a Group Company or any of its property or assets or income or undertaking and no request for any such appointment has been made;

         13.1.5 no Encumbrance has been enforced and no floating charge has crystallised, on or over, any of its property or assets or income or undertaking and no event has occurred or will occur by virtue of the execution and performance of this Agreement and the documents referred to in it which would cause, or entitle any person to cause, any of these things to happen;

         13.1.6   no statutory demand has been served on a Group Company;

         13.1.7 no procedure has been commenced by any competent person with a view to the dissolution of the Company;

         13.1.8 it has not stopped paying its debts as they fall due, is not insolvent and is not unable to pay its debts;

         13.1.9 no attachment, sequestration, distress, execution, or other process has been used, levied or put in force against any of its property, assets (including leased assets and assets on hire purchase), rights, income or undertaking;

         13.1.10 there is no unfulfilled or unsatisfied judgement or decree or order of any court or tribunal, or award of any arbitrator, outstanding against it;

         13.1.11 so far as the Vendors are aware, no meeting of its creditors or any class of them has been held or summoned and no proposal has been made for a moratorium, composition or arrangement in relation to any of its debts, or for a voluntary arrangement; and

         13.1.12 so far as the Vendors are aware, no event analogous to any of the foregoing has occurred in any jurisdiction.

13.2 So far as the Vendors are aware, no matters or circumstances exist which might give rise to any of the events referred to in paragraph 13.1

13.3     In relation to each Vendor:

         13.3.1 no petition has been presented nor has an order been made for his or her bankruptcy or for the appointment of a receiver over any of his or her property or assets or income or undertaking, including his or her Shares, and no request for any such appointment has been made;

         13.3.2 no Encumbrance has been enforced and no floating charge has crystallised, on or over, any of his or her property or assets or income or undertaking, including his or her Shares no attachment, sequestration, distress, execution or other process or has been used, levied or put in force against any of his or her property, assets (including leased assets and assets on hire purchase), rights, income or undertaking, including his or her Shares;

         13.3.3 there is no unfulfilled or unsatisfied judgement or decree or order of any court or tribunal, or award of any arbitrator, outstanding against him or her; and

         13.3.4 no event analogous to any of the foregoing has occurred in any jurisdiction.

14       COMPETITION

14.1 No Group Company is party to an agreement, concerted practice or arrangement and no Group Company is carrying on any practice which in whole or in part contravenes or is invalidated by any competition, antitrust, fair trading or similar legislation in the Sweden, the EU, the European Economic Area or in any other jurisdiction in which it carries on business or in respect of which any filing, registration or notification is required or is advisable pursuant to such legislation (whether or not the same has in fact been made).

14.2 No Group Company has given an undertaking or written assurance (legally binding or not) or received a communication or request for information or been the subject of an on-site investigation relating to any aspect of its business nor is it affected by any order, decision or regulation made under or pursuant to any Antitrust Statute.


         For the purposes of Warranty 14.2 "Antitrust Statute" means Articles 81 and 82 of the EC Treaty, Articles 53 and 54 of the Agreement on the European Economic Area or any other competition, antitrust or fair trading statute or legal instrument in Sweden or any other jurisdiction in which any Group Company carries on business.

14.3 No Group Company has ever received, nor is a Group Company proposing to receive, any aid (as that term is understood for the purposes of Articles 87 to 89 of the EC Treaty ) from a Member State of the EU.

15       INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION AND KNOW HOW

15.1 Full particulars of all of the Owned Intellectual Property Rights are listed in sections A and B of Schedule 6. All of such particulars are true, complete and accurate in all respects.

15.2 Full particulars of all of the registrations of any Owned Intellectual Property Rights and any applications for registration of any Owned Intellectual Property Rights are listed in sections A and B of Schedule 6.

15.3 Full particulars of all of the unregistered Owned Intellectual Property Rights, Confidential Information and Know How which are material for conducting the business of a Group Company or which comprise a significant asset of a Group Company are detailed in Schedule 6.

15.4 All rights in respect of any Intellectual Property Rights, other than those listed in sections A and B of Schedule 6, which are exercised in or in connection with the business of the Company are granted to a Group Company under the contracts listed in section C of Schedule 6. The particulars of all the are true, accurate and complete in all respects.

15.5 So far as the Vendors are aware, all rights in respect of any Confidential Information or Know How which have been granted to a Group Company, ("Confidentiality Licences Received"), are disclosed in the Disclosure Letter and the particulars of all such Confidentiality Licences are true, accurate and complete in all respects.

15.6 Each of the licenses received in respect of Operational Software ("IP Licences Received") and Confidentiality Licences Received is valid and enforceable in accordance with its terms. No Group Company is nor has at any time been in breach of any of the IP Licences Received or Confidentiality Licences Received and no such breach has been alleged.

         RENEWALS

15.7 All renewal fees and other fees payable in relation to all the registered Owned Intellectual Property Rights and applications for the registration of any Owned Intellectual Property Rights have been paid duly.

         VALIDITY, TITLE ETC.

15.8     Each of the Owned Intellectual Property Rights:

         15.8.1 is valid, subsisting and enforceable and nothing has been done or omitted which may provide grounds for a claim that it may cease to subsist, be valid and enforceable;

         15.8.2   is used exclusively by a Group Company; and

         15.8.3 is not, and, so far as the Vendors are aware, will not be, the subject of a claim, challenge or opposition from any person including (without limitation) an Employee as to title, ownership, validity, enforceability, compensation or otherwise.

         THIRD PARTIES

15.9 So far as the Vendors are aware, no person (whether a Group Company or any other person) has granted or is obliged to grant a charge, licence, assignment or other right in respect of any of the Owned Intellectual Property Rights to any other person.

15.10    So far as the Vendors are aware no Group Company has:

         15.10.1 disclosed nor is obliged to disclose to any other person any of the Confidential Information or Know How nor allowed nor is obliged to allow the use of any of the Confidential Information or Know How by any other person; or

         15.10.2 granted nor is obliged to grant any charge, licence, assignment or other right in respect of any of the Confidential Information or Know How.

15.11 No Group Company has granted any licences in respect of Owned Intellectual Property or granted entered into any confidentiality agreement.

15.12 So far as the Vendors re aware the carrying on of the business of each Group Company on or before the date of this Agreement by each Group
         Company:

         15.12.1 is not at the date of this Agreement, nor was at any previous time, subject to the licence, consent or permission of, or payment to, another person relating to Intellectual Property Rights or rights of confidence;

         15.12.2 does not at the date of this Agreement, nor did at any time infringe the Intellectual Property Rights, rights of confidence or the moral rights of another person; and

         15.12.3 has not and will not give rise to a claim against the Group Company.

15.13 So far as the Vendors are aware no Group Company is nor has at any time infringed any Intellectual Property Rights of any other person or been in breach of any rights of any other person relating to any confidential information or know how.

15.14 current production protocols of the Company generate a yield of 9-10 MIU per buffy coat with purity greater or equal to 95%.

15.15 To the best of the knowledge of the Vendors, none of the production excipients, including buffy coats, represent a TSE, prion contamination or exposure risk.

15.16 The Company has treated in excess of 600 patients in clinical trials for a variety of indications with its AlphaNative details of which are set out in the Disclosure Letter.

         DISPUTES

15.17 So far as the Vendors are aware, there is and has been no civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction ("DISPUTE") concerning any of the Owned Intellectual Property Rights, Operational Software, Confidentiality Licences Received, Confidential Information or Know How. No such Dispute is pending or threatened. To the best of the Vendors' knowledge, information and belief, no matters or circumstances exist and there have been no omissions which will or might give rise to such a Dispute.

16       INFORMATION TECHNOLOGY

16.1 In this paragraph 16, unless the context otherwise requires, the following words have the meanings stated:

         COMPUTER SOFTWARE          includes, without limitation, any object
                                    code, source code and any other code such as
                                    procedure language or job control language

         COMPUTER SYSTEM            all systems comprising hardware, Operational
                                    Software and telecommunications equipment
                                    used in or in connection with the business
                                    of any Group Company

         OPERATIONAL SOFTWARE       the Computer Software used in or in
                                    connection with the business of any Group
                                    Company, whether or not the Intellectual
                                    Property Rights in the software are owned by
                                    any Group Company, and listed in section C
                                    of Schedule 6.

         TITLE OR LICENCE TO OPERATE

16.2 a Group Company owns the rights in or has valid licences to use the Computer System for the carrying on of the business of the Group Companies in the manner carried on at the date of this Agreement.

16.3     Particulars of all of the Operational Software listed in section C of
         Schedule 6. All of such particulars are so far as the Vendors are aware true, complete and accurate in all respects.

16.4 Particulars of all of the Operational Software together with particulars of all of the licence agreements relating to the Licensed Operational Software in respect of which a Group Company is licensed to use are listed in section C of Schedule 6.

16.5 So far as the Vendors are aware no right (including, without limitation, any Intellectual Property Right or any right in respect of any confidential information) anywhere in the world of any person is, has been or will be infringed by use of the Operational Software.

         COMPUTER SYSTEM PERFORMANCE

16.6 During the 12 months prior to the date of this Agreement, no part of the Computer System has failed whether by reason of bugs, equipment breakdown or for any other reason such as to cause a material adverse effect upon the business of any Group Company taken as a whole.

16.7 Where any software has been developed by persons other than employees of a Group Company and is used by a Group Company in the course of its business (either as part of its Computer System or as a Software Product or a part thereof), the Group Company has obtained written assignments of all Intellectual Property Rights in such software, or licences to use such software, from such person(s), and no third parties have any claims against a Group Company in respect of a Group Company's use of such software.

16.8 There have been no claims by any third party that the use by a Group Company of any element of the Computer System infringes any Intellectual Property Right or violates any other legal right of any third party, nor are the Vendors aware as at the date of this Agreement of any fact or matter which might give rise to such a claim.

16.9 There are no payments due to third parties under leases, licences, service agreements or other agreements relating to the Computer System which are due and have not been paid, nor are the Vendors aware of any fact or matter which could result in the lawful termination by any third party lessor, licensor, service provider or other third party of any such leases, licences, service agreements or other agreements.

17 The Disclosure Letter contains an accurate and comprehensive list of software relating to the Computer System in relation to which a Group Company is entitled to access source code under third party escrow agreements. Vendors are not aware of any claim or dispute in existence as at the date of this Agreement relating (without limitation) to the ownership, performance, operation or maintenance of any element of the Computer System.

18       EMPLOYEES

         GENERAL

18.1 The Management have indicated that they intend to remain in their respective employment capacities for a period of at least 2 years following Completion.

18.2 The Employees set out in section A of Schedule 7 and the Disclosure Letter are all the directors or officers of the Group Companies (whether or not employed by a Group Company) and employees engaged by each Group Company. There is no person who has accepted an offer of employment made by any Group Company but whose employment has not yet started. No person other than the Employees will be or become entitled to be employed by any Group Company or the Purchaser either as a consequence of the matters contemplated by this Agreement or otherwise.

18.3 Each Group Company has maintained adequate and suitable records regarding the service of its employees.

         TERMS AND CONDITIONS

18.4 Full disclosure in writing of the terms and conditions of employment of all Employees (including, without limitation, all salary or wages, incentives, policies, bonuses, expenses, profit sharing arrangements and other benefits payable whatsoever) and their job location has been supplied to the Purchaser and the particulars of their employment set out in section B of Schedule 7 and the Disclosure Letter are true, complete and accurate.

18.5 There have been no changes to the remuneration or benefits of any kind payable or due to any Employee and no changes have been proposed since the Accounts Date or are due to be considered. All current and pending negotiations with the Employees or any of them concerning such terms of employment have been disclosed in full in the Disclosure Letter.

18.6 There have been no changes in the terms of service of any Employee as set out in the Disclosure Letter and no changes have been proposed since the Accounts Date or are due to be considered. All current and pending negotiations with the Employees or any of them concerning such terms of employment have been disclosed in full in the Disclosure Letter.

18.7 All contracts of employment with Employees and all consultancy arrangements to which the Company is party (including any contract for services with any individual) can be terminated by six months' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

18.8 So far as the Vendors are aware, no Group Company has made any representations or statements concerning the Employees in relation to this Agreement or its consequences.

         DISPUTES

18.9 No Group Company nor any of the Employees or any employee representative is involved in any industrial or trade dispute or has been involved in such a dispute within the 12 months' period ending with the date of this Agreement and there are no facts known to the Vendors which might suggest that there may be any such dispute.

18.10 No Group Company is involved in any disputes involving any of the Employees and so far as the Vendors are aware there are no circumstances which may result in any dispute involving any of the Employees.

         TRADE UNIONS AND COLLECTIVE AGREEMENTS

18.11 No Group Company has received an application for recognition nor recognised any trade union nor entered into any kind of negotiation or collective agreement or arrangement and no trade union has a level of membership or support among the Employees likely to entitle that trade union to recognition (of any kind) by a Group Company.

18.12 No Group Company has any agreement or arrangement with a special negotiating body, staff association or any other employee.

         LEGISLATION AND REGULATIONS AFFECTING EMPLOYEES

18.13 So far as the Vendors are aware, each Group Company has complied with all collective agreements for the time being affecting its relations with, or the conditions of service of, its employees and all relevant orders and awards made under all legislation affecting the conditions of service of its employees. So far as the Vendors are aware, all appropriate notices have been issued under all statutes, regulations and codes of conduct in respect of relations between a company and its employees or any recognised trade union.

18.14 So far as the Vendors are aware, each Group Company has complied in all material respects with all laws and codes of conduct and practice, collective agreements and customs and practices including (without limitation) applicable under Swedish Law or European Law all applicable European Community Directives applicable to employers and/or employees. There are no facts known to the Vendors which might suggest that there may be any claim against any Group under any of those statutes, the EC Treaty or any applicable European Community Directive.

18.15 No orders or recommendations have been made by the Equal Opportunities Commission, any employment tribunal regulatory body, governmental agency or similar body or any court under any legislation in respect of employment which directly or indirectly involve a Group Company, nor have any investigations under which legislation been carried out nor are there any facts known to the Vendors which might suggest that there may be any complaints or proceedings pending against a Group Company under any of such statutes.

18.16 Each Group Company has complied with all of its obligations under the Working Time Directive in respect of the Employees. Each Group Company has disclosed all workforce or collective agreements and any individual agreements relating to any aspect of the Working Time Directive.

         REDUNDANCY

18.17 In the 12 months' period ending with the date of this Agreement, no Group Company has given notice of any redundancies to the relevant governing body nor failed to comply with any relevant obligation under statute.

18.18 The particulars of redundancy policies and formula set out in the Disclosure Letter are true, complete and accurate.

         OUTSTANDING AMOUNTS

18.19 So far as the Vendors are aware, no amounts due to, or in respect of, any of the Employees (including applicable taxation and other parafiscal charges deducted at source including pension contributions) are in arrears or unpaid.

18.20 So far as the Vendors are aware none of the Employees has any accrued rights to holiday pay or pay in lieu of holidays which have not been provided for in full in the Accounts.

         LEAVING THE COMPANY

18.21 None of the directors, officers or senior employees of any Group Company has ceased to be employed by that Group Company (other than through death or retirement at normal retirement age) during the 12 months' period ending with the date of this Agreement.

18.22 None of the directors, officers or senior employees of any Group Company has given or received notice terminating his office and/or employment and no director, officer or employee will be entitled to treat his office and/or employment as terminated as a result of the provisions of this Agreement.

         COMMISSIONS, LIABILITIES ETC.

18.23 There are no agreements, arrangements or schemes in operation by or in relation to a Group Company under which any of the Employees is entitled to shares or a commission or remuneration of any kind calculated by reference in whole or in part to turnover, profits or sales of any Group Company or the Group as a whole.

18.24 No Group Company has in existence nor is proposing to introduce any share incentive scheme, share option scheme or profit sharing scheme for all or any of its directors, officers or employees.

18.25 No present, future or contingent liability has been incurred by any Group Company for breach of any employment contract, statutory right, consultancy agreement or contract for services or for redundancy payments, payments in compensation for (or in connection with) unlawful, wrongful or unfair dismissal or for the actual or proposed termination, suspension or a variation of the terms, of any employment, office, consultancy or contract for services in respect of any present or former director, officer or employee of any Group Company and no sums in respect of any such liability have been paid since the Accounts Date.

18.26 No gratuitous payment has been made to any Employee by any Group Company in connection with the sale of the Shares. Except in respect of normal accruals of remuneration or emoluments of employment, no sum is payable to, or for the benefit of, any Employee and there is no legal or moral obligation or ex-gratia arrangement or practice to pay pensions, gratuities, superannuation or allowances or any other benefit or sum.

         LOANS TO EMPLOYEES

18.27 The Vendors have not made any loan or advance to any Employee or any future or former director, officer or employee which is outstanding.

         TRANSFERS OF UNDERTAKINGS

18.28 No Group Company has within the 12 months' period ending with the date of this Agreement been party to any relevant transfer as defined in the Swedish Employment Protection Act of 1982 nor has any Group Company failed to comply with any duty to inform and consult any appropriate representative under such regulations.

19       PENSIONS

19.1 Other than certain collective pension plans generally adopted by industry in Sweden and the Pension Scheme (the "Pension Schemes"), there is no arrangement to which the Company or any Group Company contributes or may become liable to contribute under which benefits of any kind are payable to or in respect of any employee, former employee, director or former director (the "Relevant Employees") on retirement, on death, or in the event of disability or sickness or in other similar circumstances,

19.2 So far as the Vendors are aware, all contributions to the Pension Schemes which have fallen due for payment prior to the date hereof have been made in accordance with the terms of the schemes and those which fall due for payment before the Completion Date will have been paid by that date.

19.3 Neither the Company nor any Group Company is making or will make before Completion any ex gratia payments or promises to any of the Relevant Employees.

20       TAXATION

20.1 The provisions for taxes and the provisions for social and parafiscal charges (including, but not limited to, social security contributions, and contributions to complementary welfare and pension schemes) which appear in the Accounts are sufficient for the payment of all taxes, social and parafiscal charges due or accrued at the Accounts Date (regardless of the date of the event which is the origin of the taxes, social or parafiscal charges and regardless of the date on which payment thereof is due). So far as the Vendors are aware, the Company and each Group Company have correctly filed all national, departmental and local tax and social declarations at the required time and have kept copies of the originals filed. All State, departmental and local taxes, and duties (including, but not limited to, corporation tax, value added tax, business tax, registration tax, land tax and customs duties) and all social and parafiscal charges owed by any Group Company or payable at the date hereof have been paid within the legal time limits;

20.2 The Company and each Group Company have withheld all tax and/or social or parafiscal charges to be withheld by them in respect of wages, license fees, interest or any other sum payable by them;

         neither the Company nor any Group Company will be the subject of any additional assessment of taxes, fines or other punitive charges resulting from incorrect tax or social declarations filed before Completion;

20.4 as the VAT risk cannot be assessed, it is agreed between the Parties that any Claim for indemnification in this respect, on grounds arising out of non-payment of VAT and/or on the basis of a tax authority claim relating to VAT, shall be valid, shall entitle the Purchasers to indemnification and shall be borne by the Vendors severally.

21       PROPERTY

         TITLE

21.1 The Properties shown in Schedule 9 comprise all of the premises and land owned or occupied by, or used in connection with the businesses of, the Group Companies or in respect of which the Group Companies have an estate, interest, right or title.

21.2 The information set out in Schedule 9 of the Properties and their tenure is true and accurate in all respects.

21.3 Each Group Company named in section A of Schedule 9 as owner of the Properties is the legal owner of and beneficially entitled to the whole of the proceeds of sale of, and has a good and marketable title to, the Properties.

21.4 The real property Umea Formen 12 is registered at the Swedish Land Registry and the Company is registered with absolute title. The pre-registration deeds and documents relating to the real property do not contain any covenants, easements or matters not referred to on the registered title which are still enforceable. The pre-registration deeds and documents relating to the real property do not contain any title conditions, wayleaves or other rights in favour of third parties or matters not referred to on the registered title which are still enforceable.

21.5 Each Group Company has where so required in its possession and control or unconditionally held to its order all the properly constituted and stamped original documents of title and other documents and papers relating to the Properties.

21.6 There are no Encumbrances affecting the Properties or the proceeds of sale thereof and there is no outstanding monetary claim or liability, contingent or otherwise, in respect of the Properties.

21.7 None of the Properties is subject to any adverse or unduly onerous estate, right, interest, covenant, condition, restriction, obligation, stipulation, easement, option or other right or informal arrangement in favour of any third party and there is no agreement or commitment to give or create any of the foregoing and where any of the Properties is subject to any such arrangement or commitment no breach has occurred of any of the terms of such agreement or commitment. So far as the Vendors are aware, all conditions, restrictions and other obligations contained in the whole of the title deeds of or otherwise affecting or incumbent upon the Properties have been fully complied with.

21.8 The Properties drain into public sewers and are served by water, electricity and gas utilities and such utilities are either connected directly to the mains without passing through land in the occupation or ownership of a third party or, if such conducting media pass through land in the occupation or ownership of a third party, then the facilities, easements and rights necessary for the enjoyment and present use of the Properties are enjoyed on terms which do not entitle any person to terminate or curtail the same

21.9 There are no outstanding actions, disputes, claims or demands between a Group Company and any third party affecting the Properties or any neighbouring property.

21.10 Save for fixtures and fittings belonging to any tenant of the Properties all fixtures and fittings at the Properties are a Group Company's own absolute property and are free from Encumbrances.

21.11 The Properties are not subject to the payment of any outgoings other than the uniform business rate or water rates (and, if leasehold, rent, insurance and service charge reserved by the relevant lease) and all such payments have been made to date.

21.12 No development at, or use of, the Properties has been or is being undertaken in breach of the planning and building legislation or other such legislation in the country in which such Properties are situated or any regulations, bye-laws, orders, consents or permissions made or given thereunder and the actual use of the Properties as set out in
         Schedule 9 is the permitted use as of right or under the relevant planning legislation.

21.13 The planning consents, permissions and licences issued by any local authority or other body responsible for issuing such consents for development and use authorise all present or intended uses at the Properties and are either unconditional or are subject only to conditions which are neither unusual nor temporary and which have been satisfied or fully observed and performed, and such consents have not been issued on a temporary or personal basis and are not subject to an existing challenge as to validity. No application for planning permission is currently awaiting decision (whether on appeal or otherwise).

21.14 There is no resolution, proposal or order, whether formally adopted or not, for the compulsory acquisition by any local or other authority of the whole or any part of the Properties or any right of way or other burden serving the Properties nor are there any circumstances which are likely to lead to any such resolutions orders or proposals being made.

21.15 The Group Companies have discharged all development charges, monetary claims and liabilities under the relevant planning or other legislation and no such liability contingent or otherwise is outstanding.

21.16 There is no outstanding notice or order (statutory or otherwise) relating to the Properties or any business carried on at, or the use of, the Properties. There are no planning, development or road proposals within the vicinity of the Properties which might affect the Properties or the access to, or the business carried on at, the Properties. There are no circumstances likely to lead to any such notices, orders or proposals being issued or made.

21.17 None of the buildings, structures or erections on the Properties is a protected building of architectural, archaeological or historic interest, nor are any of the Properties a protected site or conservation area, situated adjacent to or near any protected site or area designated as an area of conservation or subject to a tree preservation order. The Properties are not situated in an area designated for clearance, redevelopment or improvement or any other similar purpose.

         STATE AND CONDITION OF PROPERTIES

21.18 All laws relating to the protection of the Properties against fire and all other statutory requirements, regulations and bye-laws relating to the Properties have been fully complied with and there are no subsisting breaches of any provisions or conditions contained in or attaching to any certificates issued pursuant to such laws. The Properties have adequate fire protection systems installed which are in good working order.

21.19 The buildings and other structures on the Properties are in good and substantial repair and entirely fit for the purposes for which they are presently used.

21.20 None of the following has in the past affected or might in the future affect the Properties nor are the Properties situated in an area or subject to circumstances which may render any of them subject to:

         21.20.1 structural or other defects in the Properties or the building of which the Properties are part or in any conducting media serving the Properties; or

         21.20.2  flooding or subsidence; or

         21.20.3  mining activities; or

         21.20.4  rising damp, wet or dry rot or any infestations.

21.21 The Properties have not been constructed nor have alterations been made using high alumina cement or concrete, asbestos products, wood wool slabs, calcium silicate bricks or tiles, calcium chloride or any other substances which are regarded as inadequate or unsuitable for building purposes or deleterious or any other materials the use of which could be in violation of existing legislation in the relevant jurisdiction in which the Properties are situated.

21.22 The Properties are not the subject of any outstanding breaches of any building control regulations, and no alterations, additions or demolition work has taken place on or at the Properties within the last four years which has changed the character of the Properties or the processes carried on at, or the uses of, the Properties.

         LEASEHOLD PROPERTIES

21.23 Where the interest of a Group Company in any of the Properties is leasehold:

         21.23.1 the title of the landlord and all superior landlords has been investigated and found to be satisfactory and abstracts of all superior titles have been placed with the title deeds to the Properties and all consents necessary for the grant of or under the Lease were duly obtained and copies of such consents are with the documents of title and the receipt for the payment of rent which fell due immediately prior to the date of this Agreement is unqualified;

         21.23.2 there is no subsisting breach, nor any non-observance of any covenant, condition or agreement contained in the Lease or any superior lease or any document supplemental thereto on the part of either the relevant landlord or the Group Company and there are no circumstances likely to give rise to the same. No landlord has refused to accept rent or made any complaint or objection and the Lease is still valid and in full force and effect;

         21.23.3 there are no restrictions in the Lease which prevent the Properties being used for the present or currently intended use;

         21.23.4 the Lease is not expressed to be subject to any rights of re-entry on any ground other than non-payment of rent or breach of covenant by the tenant;

         21.23.5 no alterations have been made to the Properties at the expense of the Group Company without all necessary consents and approvals and all such alterations to the Properties are to be disregarded on rent reviews save where carried out pursuant to an obligation to the landlord and do not have to be reinstated at the expiry of the term;

         21.23.6 there is no prohibition in the Lease or any agreement between the landlord and tenant or any statutory provision under the laws of the relevant jurisdiction which prevent or restrict the ability of the tenant to renew the Lease upon the expiry of the term;

         21.23.7 all steps in rent reviews have been duly taken and no rent reviews are or should be currently under negotiation or the subject of a reference to an expert or arbitrator or courts in the relevant jurisdiction in which any of the Properties is situated;

         21.23.8 the Lease does not contain any unusual or objectionable covenants or agreements having regard to the use to which the Properties are currently put;

         21.23.9 the landlord is entitled to elect that supplies under the Lease should be standard rated for VAT purposes and has done so;

         21.23.10 no collateral assurances, undertakings or concessions have been made by any party to the Lease; and

         21.23.11 the deeds and documents relating to the Leasehold Properties and listed in section B of Schedule 9 comprise the entire agreement between the relevant Group Company and the landlord thereof and no variations formal or informal of such agreement exist.

         PROPERTIES SUBJECT TO LEASES AND LICENCES

21.24 Not any of the Properties is or has been the subject of any lease or licence for the benefit of any person.

22       ENVIRONMENTAL

22.1 In this Agreement, unless the context otherwise requires, the following words have the meanings stated:

         COMPETENT AUTHORITY                 all or any competent authority from time to time
                                             exercising a regulatory role under, or for the
                                             purposes of, any Environmental Law, including
                                             (without limitation) all courts, tribunals and other
                                             judicial or quasi-judicial bodies,

         ENVIRONMENT                         the natural and man-made environment and all or any
                                             of the following media namely air, water and land,
                                             including air within buildings and air within other
                                             natural or man-made structures above or below ground
                                             and any living organisms or ecological systems
                                             supported by any one or more of such media

         ENVIRONMENTAL AUDITS                all audits, surveys, assessments or other
                                             professional reports or investigations in respect of,
                                             or affecting, any of the Properties or the business
                                             of any Group Company, together with copies of the
                                             terms and conditions of engagement of the relevant
                                             auditors and written confirmation, up to a date as
                                             near as practicable to Completion, of the existence
                                             and material details of the professional indemnity
                                             insurance of such auditors

         ENVIRONMENTAL CONDITION             (a)      the presence of any Regulated Substance on,
                                                      in, under or adjacent to any of the
                                                      Properties or in any Controlled Waters which
                                                      are on, in, under, adjacent to, or in the
                                                      vicinity of, any of the Properties or which
                                                      are otherwise liable to be affected by the
                                                      emanation from any of the Properties of any
                                                      Regulated Substance; and/or

                                             (b)      the escape, release or migration of any
                                                      Regulated Substance from any of the
                                                      Properties; and/or

                                             (c)      any other breach of Environmental Law
                                                      affecting any of the Properties or the
                                                      business of the any Group Company

         ENVIRONMENTAL DOCUMENTATION         all Environmental Audits, all Environmental Licences,
                                             all Waste Documentation and copies of all material
                                             correspondence and other communications between any
                                             Group Company and any Competent Authority and
                                             generally any documents affecting the position of any
                                             Group Company under any Environmental Law

         ENVIRONMENTAL LAW                   all laws, regulations, directives, statutes,
                                             subordinate legislation, rules of common law and
                                             generally all international, EU,

                                             national and local laws and all judgements, orders,
                                             instructions, decisions, guidance awards, codes of
                                             practice and other lawful statements of any Competent
                                             Authority applying from time to time in respect of
                                             the Environment

         ENVIRONMENTAL LICENCE               any Licence required by Environmental Law

         ENVIRONMENTAL LOSSES                any Losses (other than Post-Completion Losses) to the
                                             extent that such Losses arise out of or are
                                             attributable to:

                                             (a)      any Environmental Condition; and/or

                                             (b)      the necessity for, or the imposition by any
                                                      Competent Authority of, any Remedial Action
                                                      in respect of, or in any way pertaining to,
                                                      or having an effect upon, the business of
                                                      any Group Company or any of the Properties

         LOSSES                              (a)      any and all losses, damages, liabilities,
                                                      claims, costs and expenses, including
                                                      (without limitation) any legal obligation or
                                                      requirement to effect Remedial Action;
                                                      and/or

                                             (b)      any requirement to effect Remedial Action
                                                      properly recommended by any duly qualified
                                                      environmental consultant for the purposes of
                                                      mitigating any potential such losses,
                                                      damages, liabilities, claims, costs or
                                                      expenses; and/or

                                             (c)      all attendant legal, geo-technical,
                                                      environmental and other professional costs
                                                      incurred in connection with any of the
                                                      foregoing

         POST-COMPLETION LOSSES              Losses to the extent that they are attributable to an
                                             Environmental Condition resulting directly from works
                                             or operations of a Group Company subsequent to
                                             Completion and provided also that such Losses (a) do
                                             not arise from, or are not attributable to, an
                                             Environmental Condition already existing on or before
                                             Completion; or (b) are not attributable to any
                                             circumstances unconnected with any works or
                                             operations carried out by a Group Company after
                                             Completion

         REGULATED SUBSTANCE                 any substance, material, liquid or other matter of
                                             whatsoever nature which is prescribed, controlled or
                                             in any way regulated by any Environmental Law or
                                             which is hazardous or potentially hazardous to the
                                             health of human beings or detrimental or potentially
                                             detrimental to the Environment or to the soundness of
                                             repair and condition of buildings

         REMEDIAL ACTION                     any action, works or operations required at any time
                                             to be carried out by or on behalf of a Group Company
                                             in order to remove, remedy, prevent, clean-up, abate,
                                             contain, eradicate or mitigate the effects of any
                                             Environmental Condition, including (without
                                             prejudice) any such action, works or operations
                                             agreed or determined to be carried out pursuant to
                                             any negotiations entered into with any Competent
                                             Authority by the Company or the Purchaser with a view
                                             to mitigating any potential

                                             Environmental Losses

         WASTE                               the meaning given from time to time under the
                                             relevant Environmental Law pursuant to which any
                                             issue as to waste arises or might arise in the
                                             context of the business of any Group Company or any
                                             of the Properties

         WASTE DOCUMENTATION                 all documentation required to evidence the continuing
                                             compliance by each Group Company with any relevant
                                             part of Environmental Law dealing with Waste:

         ENVIRONMENTAL LICENCES

22.2 So far as the Vendors are aware, all Environmental Licences have been obtained by each Group Company, are valid and subsisting and in the name of the Group Company and all conditions attaching to all Environmental Licences are now being complied with and, to the best of the Vendors' knowledge, information and belief, have at all material times been complied with.

22.3 Certified copies or originals of all Environmental Licences have been provided to the Purchaser on or before Completion, copies of which are attached to the Disclosure Letter.

         ENVIRONMENTAL LIABILITIES

22.4 Each Group Company and its business are not, nor have they been, nor to the best of the Vendors' knowledge, information and belief, are they likely to become the subject of, or have cause to be involved in, or continue to be involved in any litigation, proceedings, disputes, claims, enforcement of statutory or common law obligations or other liabilities arising in Environmental Law or out of any Environmental Licence.

22.5 Neither the Vendors nor any Group Company have received any notice or other communication from which it appears that any Group Company or its business may be (or alleged to be) in breach of, or to have incurred or be likely to incur liability under, Environmental Law or arising out of any Environmental Licence. No notice or other communication has been received by the Vendors or by any Group Company from any Competent Authority concerning any Environmental Condition or actual or potential Environmental Losses affecting any of the Properties, or any Group Company or its business, or requiring any Remedial Action to be undertaken in respect of any of the Properties Each Group Company has at all times procured, and continues to procure, full compliance of all Environmental Law affecting the production, keeping, treatment, consignment and disposal of, and other dealings in, all Waste produced, kept, treated, consigned, disposed of or otherwise handled in connection with the business of such Group Company.

22.6 All Waste Documentation has been provided to the Purchaser on or before Completion, copies of which are attached to the Disclosure Letter.

         ENVIRONMENTAL INFORMATION

22.7 So far as the Vendors are aware, each Group Company has at all times supplied to each relevant Competent Authority such information in relation to the business of such Group Company as was at the relevant time required under Environmental Law to be supplied.

22.8 All Environmental Audits have been provided to the Purchaser on or before Completion, copies of which are attached to the Disclosure Letter.

                                   SCHEDULE 6

                    INTELLECTUAL PROPERTY RIGHTS AND SOFTWARE

SECTION A:        PATENT REGISTRATIONS APPLICATIONS AND PENDING REGISTRATIONS
                  AND APPLICATIONS

SECTION B:        TRADEMARKS

SECTION C:        OPERATIONAL SOFTWARE

SECTION A PATENTS

                                 SUMMARY PATENTS

"INTERFERON PURIFICATION PROCESS"

                                                                                          Checked with PRV1
Designated states                      Valid until         Status                         application number
------------------------------------------------------------------------------------------------------------
Sweden                                 2009-06-20          Approved 1993-03-25            8902230-5
European patent application
including:                             2010-06-06          Approved 1995-02-22
       Austria
       Belgium
       Denmark
       France
       Germany
       Great Britain
       Italy
       Luxembourg
       Netherlands
       Switzerland & Liechtenstein
       Spain
USA                                    2010-06-06          Approved 1995-02-21
Canada                                 2010-06-06          Pending
Japan                                  2010-06-06          Pending
Finland                                2010-06-06          Approved 1997-05-12
Norway                                 2010-06-06          Approved 1997-08-11
Hong Kong                              2010-06-06          Approved 1999-04-23

--------------
(1) Swedish Patent- and Registration Authority.

"MODIFICATION OF INTERFERON-ALPHA PRODUCTION"

Additive in process that increases yield


                                                                                          Checked with PRV
Designated states                      Valid until         Status                         application number
------------------------------------------------------------------------------------------------------------------------------------
Sweden 9804583-4                       2018-12-29          Approved                       9804583-4
PCT application including:             2019-12-22          Pending
       All states that can be applied

"NEW MEDIUM"

Simplified medium that increases stability and decreases cost

                                                                                          Checked with PRV
Designated states                      Valid until         Status                         application number
------------------------------------------------------------------------------------------------------------
Sweden                                 2018-03-30          Pending                        9801090-3
European patent application
including:                             2019-03-23          Pending
       Austria
       Belgium
       Denmark
       France
       Germany
       Great Britain
       Italy
       Luxembourg
       Netherlands
       Switzerland & Liechtenstein
       Spain
       Sweden
       Portugal
       Ireland
       Greece
       Finland
       Monaco
USA                                    2019-03-23          Pending
Hungary                                2019-03-23          Pending

"NEW PROCESS FOR CONTINUOUS PURIFICATION AND CONCENTRATION OF LEUCOCYTES"

Increases productivity in the process

                                                                                          Checked with PRV
Designated states                      Valid until         Status                         application number
------------------------------------------------------------------------------------------------------------
Sweden                                 2018-03-26          Pending                        9801029-1

European patent application
including:                             2019-03-23          Pending
       Austria
       Belgium
       Denmark
       France
       Germany
       Great Britain
       Italy
       Luxembourg
       Netherlands
       Switzerland & Liechtenstein
       Spain
       Sweden
       Portugal
       Ireland
       Greece
       Finland
       Monaco
USA                                    2019-03-23          Pending
Hungary                                2019-03-23          Pending

"PROCESS AND ARRANGEMENT FOR CONTINUOUS PURIFICATION AND CONCENTRATION OF LEUCOCYTES"

                                                                                          Checked with PRV
Designated states                      Valid until         Status                         application number
------------------------------------------------------------------------------------------------------------
Sweden                                 2008-12-05          Approved                       9804388-0

                                    SECTION B
                               SUMMARY TRADEMARKS

* = International trademark Application, WIPO

THE SITUATION 2000-12-12 FOR THE TRADEMARKS:

BIONATIVE(R) PLUS FIGURE

Applied countries,
class 1, 5, 9, 10,                                                                          Checked with PRV
16 & 41                  Status                         Valid                               Registration number
---------------------------------------------------------------------------------------------------------------
Sweden                   Registered 1989-03-23          1989-03-23 - 2009-03-23             213 356

Applied countries, class 1, 5 & 10
Indonesia                Registered 1997-07-11          1996-01-31 - 2006-01-31, class 5
                         Registered 1997-07-08          1996-02-01 - 2006-02-01, class 10
                         Registered 1997-08-15          1996-01-31 - 2006-01-31, class 1
EU                       Registered 1999-08-13          1997-05-05 - 2007-05-05

ALFANATIVE(R)

Applied countries,       Status                         Valid                               Checked with PRV
class 5                                                                                     Registration number
---------------------------------------------------------------------------------------------------------------
Sweden                   Registered 1992-06-05          1992-06-05 - 2002-06-05             235 779
Germany                  Registered 1990-10-29          1990-10-29 - 2000-10-29
Italy                    Registered 1992-12-09          1992-12-09 - 1997-12-09
France                   Not applied(2)
Spain                    Registered 1996-05-03          1996-05-03 - 2001-05-03
Indonesia                Registered 1997-08-15          1997-08-15 - 2005-06-01
India                    Applied 1995-10-16
Philippines              Registered
Malaysia                 Registered 1999-09-15(3)       1999-09-15 - 2003-01-06
Israel                   Registered 1998-07-06          1998-07-06 - 2003-10-14
Island                   Registered 1997-06-23          1997-06-23 - 2007-06-23
Finland                  Registered 1998-03-31
Norway                   Registered 1997-11-27          1997-06-23 - 2007-11-27

----------
(2) Because of similarity to ALPHANATE(R)

(3) ALPHANATE(R) registration.

Myanmar                  Registered 1998-08-26                 1998-08-26 - forever
Singapore                Applied 1998-06-24(4)
Thailand                 Registered 1998-07-17(5)              1997-08-15 - 2008-07-16
Hong Kong                Registered 1998-06-25
Egypt                    Registered
Mexico                   Registered 1999-01-28                 1998-10-06 - 2008-10-06
Czech Republic           Registered 1999-01-13(6)              1999-01-13 - 2009-01-13          * 705 984
China                    Registered 1999-01-13(7)              1999-01-13 - 2009-01-13          * 705 984
Hungary                  Registered 1999-01-13(8)              1999-01-13 - 2009-01-13          * 705 984
Poland                   Registered 1999-01-13(9)              1999-01-13 - 2009-01-13          * 705 984
Russian Federation       Registered 1999-01-13(10)             1999-01-13 - 2009-01-13
Slovakia                 Registered 1999-01-13(11)             1999-01-13 - 2009-01-13          * 705 984
Slovenia                 Registered 1999-01-13(12)             1999-01-13 - 2009-01-13
Switzerland              Registered 1999-01-13(13)             1999-01-13 - 2009-01-13          * 705 984
Yugoslavia               Registered 1999-01-13(14)             1999-01-13 - 2009-01-13          * 705 984
United Kingdom           Applied (ALPHANATE(R)registered)                                       * 705 984
Portugal                 Applied                                                                * 705 984
Belgium                  Applied                                                                * 705 984
Netherlands              Applied
Luxembourg               Applied                                                                * 705 984
Vietnam                  Applied 1999-06-28
South Korea              Registered
Austria                  Applied                                                                * 705 984
Denmark                  Applied                                                                * 705 984
Estonia                  Applied                                                                * 705 984
Lithuania                Applied                                                                * 705 984
Monaco                   Applied                                                                * 705 984

------------
(4) ALPHANATE(R) registered.

(5) ALPHANATE(R) applied and Target is going to make an objection.

(6) 18 months objection period.

(7) See footnote 6

(8) See footnote 6

(9) See footnote 6

(10) See footnote 6

(11) See footnote 6

(12) See footnote 6

(13) See footnote 6

(14) See footnote 6

ALFANATIVE- THE NATURAL CHOICE(TM)

Applied countries,       Status                         Valid                            Checked with PRV
class 5                                                                                  Registration number
------------------------------------------------------------------------------------------------------------
Sweden                   Registered 1999-05-07          1999-05-07 - 2009-05-07          341 790
                         DISCLAIMER: No property rights to the words THE NATURAL CHOICE
China                    Registered 1998-09-16(15)      1998-09-16 - 2008-09-16          * 699 523
Czech Republic           Registered 1998-09-16(16)      1998-09-16 - 2008-09-16          * 699 523
Hungary                  Registered 1998-09-16(17)      1998-09-16 - 2008-09-16          * 699 523
Poland                   Registered 1998-09-16(18)      1998-09-16 - 2008-09-16          * 699 523
Russian Federation       Registered 1998-09-16(19)      1998-09-16 - 2008-09-16          * 699 523
Slovakia                 Registered 1998-09-16(20)      1998-09-16 - 2008-09-16          * 699 523
Slovenia                 Registered 1998-09-16(21)      1998-09-16 - 2008-09-16          * 699 523
Switzerland              Registered 1998-09-16(22)      1998-09-16 - 2008-09-16          * 699 523
Yugoslavia               Registered 1998-09-16(23)      1998-09-16 - 2008-09-16          * 699 523

ALFANATIVE- THE PURE CHOICE(TM)

Applied countries,                                                                       Checked with PRV
class 5                  Status                         Valid                            Registration number
------------------------------------------------------------------------------------------------------------
Sweden                   Registered 2000-11-24          2000-11-24 - 2010-11-24          342 479
                         DISCLAIMER: No property rights to the words THE PUR CHOICE
China                    Registered 1998-09-16(24)      1998-09-16 - 2008-09-16          * 699 522
Czech Republic           Registered 1998-09-16(25)      1998-09-16 - 2008-09-16          * 699 522
Hungary                  Registered 1998-09-16(26)      1998-09-16 - 2008-09-16          * 699 522
Poland                   Registered 1998-09-16(27)      1998-09-16 - 2008-09-16          * 699 522
Russian Federation       Registered 1998-09-16(28)      1998-09-16 - 2008-09-16          * 699 522
Slovakia                 Registered 1998-09-16(29)      1998-09-16 - 2008-09-16          * 699 522

-------------
(15) See footnote 6

(16) See footnote 6

(17) See footnote 6

(18) See footnote 6

(19) See footnote 6

(20) See footnote 6

(21) See footnote 6

(22) See footnote 6

(23) See footnote 6

(24) See footnote 6

(25) See footnote 6

(26) See footnote 6

(27) See footnote 6

(28) See footnote 6

(29) See footnote 6

Slovenia                 Registered 1998-09-16(30)      1998-09-16 - 2008-09-16          * 699 522
Switzerland              Registered 1998-09-16(31)      1998-09-16 - 2008-09-16          * 699 522
Yugoslavia               Registered 1998-09-16(32)      1998-09-16 - 2008-09-16          * 699 522

NATIVE(TM)

Applied countries,                                                                       Checked with PRV
class 5                  Status                         Valid                            Registration number
------------------------------------------------------------------------------------------------------------
Sweden                   Applied 1999-04-22                                              993 112

IMMUNATIVE(TM)

Applied countries,                                                                       Checked with PRV
class 5                  Status                         Valid                            Registration number
------------------------------------------------------------------------------------------------------------
Sweden                   Applied 2000-04-12                                              00-3047
China                    Registered 2000-10-13          2000-10-13 - 2010-10-13          *
Spain                    Registered 2000-10-13          2000-10-13 - 2010-10-13          *
USA                      Applied 2000-10-12

OTONORMAL(TM)

Applied countries,                                                                       Checked with PRV
class 5                  Status                         Valid                            Registration number
------------------------------------------------------------------------------------------------------------
Sweden                   Registered 2000-10-27          2000-10-27 - 2010-10-27          341 790

-------------
(30) See footnote 6

(31) See footnote 6

(32) See footnote 6

                                    SECTION C
                              OPERATIONAL SOFTWARE

DATA PROGRAM FINANCIAL DEPARTMENT

Operating system:                                Windows 98
Financial and accounting system:                 Navision Financial Systems
                                                 - Accounting
                                                 - Sales
                                                 - Purchase
                                                 - Stock
- Fixed assets
Wage program:                                    AGDA PS
Time reporting:                                  WinTid connected to BRANA time clock.
Connected through modem to:                      Nordbanken Axess
                                                 Postgirot's Girolink for
                                                 suppliers' payments.

                                   SCHEDULE 7

                                    EMPLOYEES

                                    SECTION A

              LIST OF EMPLOYEES AND THEIR RESPECTIVE MONTHLY SALARY

                                      MONTHLY GROSS
                                        SALARY, SEK
ADMINISTRATION
BORG, HAKAN                               17 500,00        50%            Sick-listed 50%
LEMAR, BO                                 55 000,00
NORMARK, MAUD                             15 250,00
GRUNDSTROM, PER                           18 000,00        50%
ANDERSSON, HELENA                         18 000,00
EKSTROM, ANN-SOFIE                        18 500,00                       Study leave since 1996
------------------------------------------------------------------------------------------------
                                         142 250,00
PRODUCTION
ANDERSSON, VIOLA                           8 900,00        50%            Sick-listed 50%
BERGSTROM, ELSIE                          16 150,00
JAREKRANS, MATS                           31 500,00
LINDBLAD, JAN                             26 880,00
ERIKSSON, BARBRO                          17 450,00
BARRLUND, ERIK                            16 400,00
DANIELSSON, SIGNAR                        16 900,00
HOLMGREN, MAGNUS                          15 500,00
FRISENDAHL, ERIK                          21 000,00
PERSSON, HJALMAR                          16 500,00                       Salary from 2001
ASTROM, INGA-LILL                         16 050,00
NEGASH, KEDIGA                            14 280,00
SANDSTROM, JAN                            36 000,00                       Salary from 2001
PALMEN, LARS                              16 000,00
                                         ----------
                                         269 510,00
QUALITY
ZIMDAHL, MARGARETA                        45 000,00                       Salary from 2001
SODERSTROM, EVA                           14 128,00        80%            Parental leave past-time
AFVANDER, ASA                             14 900,00
KEKKONEN, HELENA                          22 000,00
ESBERG, KRISTINA                          18 600,00
KNUTS, NAUDOT ANNA                        14 560,00        80%            Parental leave past-time
LARSSON, CHRISTINE                        17 300,00
                                         ----------

                                         146 488,00
R & D
BERGLUND, ASA                             37 000,00                       Salary from 2001
RESOLUT, KATRIN                           20 500,00
LUNDBERG, SVEN                            28 900,00
JANZE, BARBRO                             18 000,00
DAMLIN, HELEN                             22 400,00
NORDSTROM, LENA                           17 000,00
LINDGREN, HELENA                          20 770,00
LERNMARK, ULRIKA                          23 000,00
                                         ----------
                                         187 570,00
SPECIALISTS (NOT EMPLOYED)
STRANNEGARD, ORJAN                        10 000,00
SANDBERG, GOSTA                           11 000,00
PERSSON, PER-ERIK                         10 000,00
LUNDGREN, ERIK                            10 000,00
                                          ---------
                                          41 000,00

TOTAL                                    768 318,00



                                    SECTION B

                       TERMS AND CONDITIONS FOR EMPLOYMENT

------------------------------------------------------------------------------------------------------------------

SUBJECT                TERMS AND CONDITIONS                              GENERAL COMMENTS
------------------------------------------------------------------------------------------------------------------
Working Time           Normal Working Time 40 hours per week             According to the Swedish Working Time Act
                                                                         of 1982, the maximum normal working time
                                                                         is 40 hours per week.
------------------------------------------------------------------------------------------------------------------
Overtime work          Overtime work will be remunerated by

                       -        money,
                       -        paid time off,
                       -        higher salary or
                       -        extended vacation with three or five
                                vacation days.
------------------------------------------------------------------------------------------------------------------
Paid Vacation          30 days                                           According to the Swedish Holidays Act of
                                                                         1977, the minimum general holiday
                                                                         entitlement is 25 days' holiday in each
                                                                         12-month period.
------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Sick Pay               No sick pay the first day of sickness             UNDER THE SWEDISH SICK PAY ACT OF 1991,
                                                                         THE EMPLOYER HAS TO PAY 80% OF THE
                       80% of ordinary salary and benefits day 2 - 14    EMPLOYEE'S SALARY AND BENEFITS DURING THE
                       in the sickness period                            FIRST 14 DAYS OF A SICK LEAVE, SAVE FOR A
                                                                         ONE DAY QUALIFICATION PERIOD.

                                                                         If the sickness period exceeds 14 days,
                       The employee is entitled approximately 90%        sickness allowance is payable under
                       of the ordinary salary and benefits from day      the National Social Insurance System.
                       12 in the sickness period (Target pays the        In principle, sickness allowance equals
                       amount above 80%)                                 80% of the employee's salary and
                                                                         benefits
--------------------------------------------------------------------------------------------------------------------
                       For employees having entered into an employment
Termination from       contract prior to January 1, 1997, the notice     Termination of employment is vigorously
employer               period is based only on the age reached when      regulated in the Swedish Employment
                       notice of dismissal is given and basically as     Protection Act. The employer may validly
                       follows:                                          dismiss an employee with notice only if
                       -        under 25 years - 1 month                 there is "just cause" for the dismissal.
                       -        25 years - 2 months                      The Employment Protection Act
                       -        30 years - 3 months                      distinguishes between two categories of
                       -        35 years - 4 months                      "just cause" for dismissal with notice;
                       -        40 years - 5 months                      dismissal for reasons relating to the
                       -        45 years - 6 months                      employee personally and dismissal for
                       An employee having entered into an employment     redundancy. As to dismissal for personal
                       agreement subsequent to December 31, 1997, has    reasons the employee enjoys considerable
                       a notice period in relation to his total period   protection. The employer has a
                       of employment with the employer as follows:       far-reaching duty to allow the employee to
                       -        less than 2 years - 1 month              remedy any improprieties.
                       -        2 but less than 4 years - 2 months
                       -        4 but less than 6 years - 3 months
                       -        6 but less than 8 years - 4 months
                       -        8 but less than 10 years - 5 months
                       more than 10 years - 6 months
--------------------------------------------------------------------------------------------------------------------

Termination from       1 - 3 months depending on when the
from Employee          employment contract was entered into.
--------------------------------------------------------------------------------------------------------------------

                                   SCHEDULE 8
                             TAX COVENANT (CLAUSE13)

In this Schedule, unless the context otherwise requires the following words have the meanings stated:

         DEMAND                     includes any liability to make a payment of Taxation and any notice, demand, assessment, letter or other document issued or any claim made or action taken by or on behalf of any Taxation
                                    Authority from which it appears that the Company or the
                                    Purchaser has incurred or may have incurred a Tax Liability and any other matter indicating that the Vendors may be or become liable for any payment in respect of which the Vendors may be liable under this Schedule

         EVENT                      includes (without limitation) any transaction, circumstance, arrangement, act, event, failure or omission of any kind or change of circumstances whether or not the Company is a party and includes (without limitation) the death of any person and the earning, accrual, arising or receipt of any income,
                                    profits or gains of any description for any Tax purposes and from any source, distribution, failure to distribute, any
                                    change in residence for any reason for the purposes of any
                                    Taxation and any change in accounting reference date

         RELIEF                     includes any relief, loss, allowance, exemption, credit, set off or deduction or other relief of a similar nature in
                                    respect of Tax or taken into account in computing income,
                                    profit or gains for the purposes of any Tax and any right to repayment of Tax

         TAX                        includes any and all forms of taxes, duties, contributions, imposts, levies and charges and all deductions or withholdings in respect of the same, whether of Sweden, the USA, the United
                                    Kingdom or elsewhere in the world, and any payment which the
                                    Company may be or become bound to make to any person in
                                    respect of Tax and any fine, penalty or interest relating to any of the above or to any failure to make any return or
                                    supply any information in each case regardless of whether such
                                    Tax is directly or primarily chargeable against or
                                    attributable to the Company or any other person, firm or
                                    company and whether or not there is a right of recovery
                                    against another person

       TAXATION AUTHORITY           includes any revenue, customs, fiscal, governmental,
                                    statutory, state, provincial, local government or
                                    municipal authority, body or person whether of Sweden
                                    or elsewhere in the world competent to impose,
                                    administer or collect Tax

       TAX LIABILITY                includes:

                                    (a)      a liability to make an actual or increased payment of or in respect of Tax, in which case the Tax Liability is the amount of the payment or increased payment;

                                    (b)      the set off of any Relief to which paragraph (c) below applies or any Relief arising in respect of any period since the
                                             Accounts Date or any Event or Events occurring after the
                                             Accounts Date in each case against profits or against a
                                             liability to make a payment of or in respect of Tax in respect of which the Vendors would otherwise have been liable under this Schedule, in which case the Tax Liability shall be the amount of Tax which would have been payable but for such set off;

                                    (c)      the disallowance, loss, restriction, withdrawal,
                                             non-availability or failure to obtain any Relief in respect of any period arising or by reason of any Event occurring on or before Completion, in which case the Tax

                                    Liability shall be the amount of Tax which would have
                                    been saved (ignoring the availability of any other
                                    Relief and assuming sufficient income, profits and
                                    gains) but for such disallowance, loss, restriction
                                    or failure to obtain, at the rate of Tax current at
                                    the date of such disallowance, loss, restriction or
                                    failure to obtain

                           (d)      any amount, not otherwise falling within (a) to (c),
                                    payable by the Company in respect of Tax pursuant to
                                    an indemnity, covenant, guarantee, mortgage, charge
                                    or other instrument or by operation of law or
                                    otherwise.

1.2 References to income, profits or gains earned, accrued, arising or received shall include:

         1.2.1    any other measure by reference to which Tax is computed; and

         1.2.2 income profits or gains treated as or deemed to be earned, arising, accrued or received.

1.3 References to an Event occurring on or before a particular date or in respect of a particular period shall include an Event which is deemed to have occurred on or before or in respect of that period.

1.4 References to an Event shall include the combined result of two or more Events, the first of which or some part of which occurred on or before Completion

1.5 Any stamp duty or analogous Taxation payable on documents of conveyance or transfer which is chargeable on any document or, in the case of a document which is outside the United Kingdom, Sweden or the USA, any stamp duty which would be chargeable on the instrument if it were brought into the United Kingdom, Sweden or the USA in any case, which is necessary to establish the title of the Company to any asset or in the enforcement or production of which the Company is interested, and any interest, fine or penalty relating to such stamp duty will be deemed to be a Tax Liability of the Company which arose at the date of execution of the instrument.

1.6 Unless the context otherwise requires the expression the "COMPANY" includes each of the Subsidiaries so that this Schedule shall apply to Subsidiary as if it were the Company.

2        COVENANT

2.1 The Vendors covenant with the Purchaser to pay to the Purchaser an amount equal to the amount of:

         2.1.1 any Tax Liability of the Company which arises by reason of, by reference to or in consequence of:

                  (a) any Event which occurred on or before Completion whether or not such Tax Liability has been discharged on or before Completion; or

                  (b) any underpayment of an instalment of tax due to be paid;

         2.1.2 any liability of the Company to repay in whole or in part any payment received for the surrender of any form of group relief or for the surrender of any advance tax, any tax refund or any payment which the Company fails to obtain for the surrender of group relief or for the surrender of advance corporation tax or for the surrender of any tax refund which was taken into account as an asset in the Accounts;

         2.1.3    any Tax Liability of the Company whenever arising:

                  (a) which arises in consequence of the failure of any person to discharge a Tax Liability within a specified period or otherwise where such Tax Liability arises as a result of any Event which occurred on or before Completion; or

                  (b) which would not have arisen but for any act, omission or change in circumstances of any company (other than the Company) which was at any time before Completion a member of the same group of companies as the Company for any Tax purpose;

         2.1.4 any Tax Liability of the Company assessed or assessable on any company and remaining unpaid where the company in question is or was under the control of any person who has at any time prior to Completion had control of the Company;

         2.1.5 any depletion in, or reduction in value of, the assets or increase in the liabilities of the Purchaser or the Company as a result of any inheritance tax or any analogous tax payable on the death of or by the estate of a deceased individual, which:

                  (a) is at Completion a charge on any of the Shares or assets or shares of the Company or gives rise to a power to sell, mortgage or charge any of the Shares or assets or shares of the Company; or

                  (b) after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the Shares or assets or shares of the Company, being a liability in respect of inheritance tax payable as a result of the death of any person (whenever occurring) within seven years after a transfer of value or a deemed transfer of value where such transfer of value or deemed transfer of value occurred on or before Completion; or

                  (c) arises as a result of a transfer of value occurring on or before Completion (whether or not in conjunction with the death of any person whenever occurring) made by or to the Company;

         2.1.6 any Tax Liability of the Company in respect of any supply for the purposes of VAT whenever made by any company which was a member of the same group of companies as the Company at any time on or before Completion;

         2.1.7 any Taxation Liability affecting the Company in respect of or arising in connection with any Event completed after Completion pursuant to a legally binding obligation or arrangement (conditional or otherwise) incurred or entered into on or before Completion; and

         2.1.8 any costs or expenses (including the costs and expenses of taking or defending any action under this Schedule) incurred or payable by the Company or the Purchaser in connection with any Demand or any matter for which a claim is made under this Schedule (such costs and expenses to include reasonable compensation for time spent in connection with such matters by employees and officers of the Purchaser and the Company).

2.2 For the avoidance of doubt any payment made by the Purchaser or the Company to discharge or remove any charge or power to sell, mortgage or charge shall give rise to a depletion in the assets of the Purchaser or the Company and notwithstanding any provision in this Schedule the Purchaser or the Company may disregard any right to pay tax in instalments in discharging or removing a charge or power.

2.3 Any payments made pursuant to paragraph 2.1 shall as far as possible be treated as an adjustment to the Consideration paid by the Purchaser for the Shares under the terms of this Agreement.

3        EXCLUSIONS

         The covenant to pay given in paragraph 2 shall not cover any Tax
         Liability:

3.1 to the extent that specific and adequate provision or reserve in respect of such Tax (other than for deferred Tax) is made in the Accounts; or

3.2 to the extent that it arises or is increased as a result of any increase in rates of Tax or any change in applicable law or regulatory requirements or published practice of any Taxation Authority made after Completion with retrospective effect; or

3.3 to the extent that it is attributable to any voluntary act or omission of the Purchaser or the Company outside the ordinary course of business after Completion which the Purchaser knew would give rise to a Tax Liability and which could have been avoided, unless such act:

         3.3.1 was carried out pursuant to a legally binding obligation entered into on or before Completion; or

         3.3.2 is the disclosure of any information, matter or relevant to any Taxation Authority; or

         3.3.3 was carried out with the agreement or at the request of the Vendors; or

         3.3.4    is the presentation for stamp duty purposes of any document;
                  or

3.4 To the extent that it arises in the ordinary course of business of the Company as carried on at Completion after the Accounts Date and before Completion and, for the purposes of this paragraph 3.4, the following shall not be regarded as resulting from the ordinary course of business of the Company:

         3.4.1 the acquisition, disposal or supply or deemed acquisition, disposal or supply of any assets, goods, services or business facilities of any kind (including the lending of money and letting, hiring or licensing of any tangible or intangible property) for a consideration deemed for Tax purposes to be different to that actually received, to the extent of the difference only;

         3.4.2 any Event which may result in the Company becoming liable to pay or bear Tax chargeable directly or primarily against or attributable directly or primarily to another person;

         3.4.3    the failure to deduct and/or account for Tax;

         3.4.4 the making of any distribution or deemed distribution including the paying of any dividend;

         3.4.5    the acquisition of or the disposal of any capital asset;

         3.4.6 a company ceasing to be a member of a group for any Tax purposes; and

         3.4.7 incurring any penalty, interest, surcharge or fine in connection with Tax.

                                   SCHEDULE 9

                                 THE PROPERTIES

BRIEF DETAILS OF PROPERTIES

-------------------------------------------------------------------------------------------------------------------

Type of Property               Address                      Parties to lease             Dates of Lease and initial
                                                                                         rental
-------------------------------------------------------------------------------------------------------------------
Leasehold                      851,5 m2 warehouse at        the Company and              17 March 1992
                               Tvistevagen 48, Umea,        Uminova Fastighets AB
                               Sweden                                                    SEK 1,008,800
-------------------------------------------------------------------------------------------------------------------
Leasehold                      958 m2 warehouse at          the Company and              17 March 1992
                               Tvistevagen 48, Umea,        Uminova Fastighets AB
                               Sweden                                                    SEK 1,148,425
-------------------------------------------------------------------------------------------------------------------
Leasehold                      305 m2 warehouse at          the Company and              17 March 1994
                               Tvistevagen 48, Umea,        Uminova Fastighets AB
                               Sweden                                                    SEK 360,000
-------------------------------------------------------------------------------------------------------------------

Real                           Umea Formen 12
-------------------------------------------------------------------------------------------------------------------

                                   SCHEDULE 10

                      PURCHASER'S WARRANTIES (CLAUSE 8.10)

1 The Purchaser is a limited company duly organised and incorporated in the State of Delaware, USA and has been in continuous existence since incorporation.

2 There has been due compliance with the all legal requirements in connection with the formation of the Purchaser and the conduct of its business and with the allotment and issue of shares, debentures and other securities and the payment of distributions and no notice or allegation has been received that any of the foregoing is incorrect or should be rectified.

3 The Purchaser is listed on Amex(R) and has complied in all material terms with the listing requisite listing and filing requirements of Amex(R) and the Securities and Exchange Commission in the USA.

4 The Purchaser has the requisite powers and authorities to enter into and perform its obligations under this Agreement.

5 This Agreement constitutes valid and binding obligations of the Purchaser in accordance with its terms.

6 The execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement will not:

6.1      result in a breach of any provision of the Purchaser's constitution; or

6.2 result in a breach of, or constitute a default under, any material agreement or material arrangement to which the Purchaser is a party or by which it is bound; or

6.3 result in a breach of any order, judgement or decree of any court or governmental agency to which the Purchaser is a party or by which it is bound; or

6.4 save in respect of the Spin Off, require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Agreement on an unconditional and irrevocable basis (save for any legal or regulatory entitlement to revoke the same other than for misrepresentation or misstatement by or on behalf of the Purchaser).

7 The Purchaser has and will have at Completion immediately available on an unconditional basis (subject only to Completion) the resources necessary to satisfy the Consideration and meet its obligations under this Agreement.

8 All information supplied by any member of the Purchaser's Group or any of their respective advisers to the Vendors was, when given and remains, true, complete and accurate in all material respects.

9 The creation, allotment and issue of the Deferred Consideration Shares to the Vendors and their listing on a recognised stock exchange shall comply with all requisite laws and regulations of the USA in relation to the allotment and issue of securities and the Company has or will have power to create, allot and issue the Deferred Consideration Shares and other than as set out in this Agreement, to enter into and perform this Agreement without any further sanction or consent by the members of the Purchaser or any class of them.

10 The allotment and issue of the Deferred Consideration Shares to the Vendor will not exceed or infringe any restrictions or the terms of any contract, obligation or commitment to bind or binding on the Purchaser or result in the imposition or variation of any rights or obligations of the Purchaser.

11 The audited balance sheet of the Purchaser and the audited consolidated profit and loss account of the Purchaser to March 31, 2001 (the "accounts"):

11.1 have been prepared on a proper basis in accordance with all applicable laws and with US generally accepted accounting principles; and

11.2 show a true and fair view of the state of affairs at the end of, and of the profits and losses of the Purchaser for, the financial period covered by the accounts.

12 Since the date of the accounts the Purchaser has carried on its business in the ordinary and usual course and in the same manner (as to nature, scope and method) as in the past so as to maintain it as a going concern.

13 The Purchaser will use all reasonable endeavours and will cause the Company to recover all debts owing to it on the Completion Date;

14 Except in circumstances where there is a dispute as to the amount due and payable, the Purchaser pays its material creditors within the requisite time periods for payment.

15 The Purchaser is, and has at all material times been, fully covered by valid insurance against all risks normally insured against having regard to the type of business carried on and the assets and properties owned or used by it.

16 So far as the Purchaser is aware, the Purchaser is not has been during the year ending on the date of this Agreement been in breach of any material contract, agreement, arrangement or obligation to which it is a party and each such material contract, agreement, arrangement or obligation is in full force and effect.

17 So far as the Purchaser is aware, the Purchaser has all licences, consents and permits required for the carrying on its business in the place and in the manner in which such business is now carried on.

18 Neither the Purchaser nor any employee or person for whose acts or defaults the Company may be vicariously liable is involved, in any civil, criminal, administrative, arbitration, regulatory, competition or antitrust or other proceedings, claims, investigations, inquiries, actions (including disciplinary) or prosecutions in any jurisdiction of a material nature (each a "PROCEEDING").

19 The Purchaser has not received any notification that any Proceedings are to be commenced.

20 The Purchaser is able to pay its debts as they fall due and is not in administration, receivership, liquidation or bankruptcy nor have any proceedings been commenced for its winding up, nor has any matter or event analogous to any of the foregoing occurred in the USA or any other jurisdiction.